Exhibit 10.1

[EXECUTION COPY]

COMMON TERMS AGREEMENT

Dated as of March 8, 2004

AMONG

ALLEGHENY ENERGY SUPPLY COMPANY, LLC,

THE OTHER PERSONS REFERRED TO HEREIN AS LOAN PARTIES,

EACH OF THE TERM B LENDERS,

EACH OF THE TERM C LENDERS,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

AND

CITIBANK, N.A.,

as Collateral Agent and Intercreditor Agent

CITIGROUP GLOBAL MARKETS INC., Joint Lead Arranger and Joint Book Runner (Term B Facility and Term C Facility)	BANC OF AMERICA SECURITIES LLC, Joint Lead Arranger and Joint Book Runner (Term C Facility)	SCOTIA CAPITAL (USA) INC., Joint Book Runner and Co-Documentation Agent (Term B Facility) and Co-Documentation Agent (Term C Facility)

BANK OF AMERICA, N.A., Syndication Agent (Term C Facility)	J.P. MORGAN SECURITIES, INC., Joint Lead Arranger, Joint Book Runner and Syndication Agent (Term B Facility) and Co-Documentation Agent (Term C Facility)	CREDIT SUISSE FIRST BOSTON, Joint Book Runner and Co-Documentation Agent (Term B Facility) and Co-Documentation Agent (Term C Facility)

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01	Definitions	4

Section 1.02	Principles of Interpretation	35

Section 1.03	Determination of Material Adverse Change and Material Adverse Effect, Etc.	37

ARTICLE II
ADVANCES AND PAYMENTS

Section 2.01	Availability of Advances	37

Section 2.02	Lenders’ Obligations Several	37

Section 2.03	No Reborrowing	37

Section 2.04	Prepayments	37

Section 2.05	Payments Generally	40

Section 2.06	Fees	40

Section 2.07	Pro Rata Treatment	40

ARTICLE III
CONDITIONS OF LENDING

Section 3.01	Conditions Precedent to Closing Date	41

Section 3.02	Determinations Under Section 3.01	49

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	50

Section 4.02	Representations and Warranties of the Other Loan Parties	57

SCHEDULES

Schedule 1.01	-	Existing Letters of Credit
Schedule 4.01(a)	-	Non-Contravention Disclosure
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Governmental Approvals and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(g)	-	Disclosed Information
Schedule 4.01(n)	-	Certain Environmental Matters
Schedule 4.01(p)	-	Owned Real Property

Schedule 4.01(q)	-	Leased Real Property
Schedule 4.01(r)	-	Material Contract Defaults
Schedule 4.01(s)	-	Surviving Debt
Schedule 4.01(t)	-	Existing Liens
Schedule 4.01(u)	-	Investments
Schedule 4.01(y)	-	Insurance
Schedule 4.01(z)	-	Controlled Accounts and Operating Accounts
Schedule 5.02(c)	-	Incidental Businesses

EXHIBITS

Exhibit A	-	Form of Assumption and Joinder Agreement
Exhibit B	-	Form of Amendment to Security and Intercreditor Agreement
Exhibit C	-	Form of Term Mortgage (AESC – Amended New Money)
Exhibit D	-	Form of Term Mortgage (AESC – Amended Refinancing)
Exhibit E	-	Form of Term Mortgage (Non-AESC – Amended New Money)
Exhibit F	-	Form of Term Mortgage (Non-AESC – Amended Refinancing)
Exhibit G	-	Form of Term Mortgage (Gleason – Amended New Money)
Exhibit H	-	Form of Term Mortgage (Gleason – Amended Refinancing)
Exhibit I	-	Form of Springdale Mortgage (Amended New Money)
Exhibit J	-	Form of Springdale Mortgage (Amended Refinancing)
Exhibit K	-	Form of Springdale Mortgage (Second Amended Mortgage)
Exhibit L	-	Form of Springdale Mortgage (Second Mortgage)

COMMON TERMS AGREEMENT

COMMON TERMS AGREEMENT dated as of March 8, 2004 made by and among:

ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Borrower”);

Each of the Persons (as hereinafter defined) (other than the Borrower) listed on the signature pages hereto as a Loan Party (the Borrower and the Persons so listed being, collectively, the “Loan Parties”);

Each of the institutions listed on the signature pages hereto as a Term B Lender (as hereinafter defined) and any additional Term B Lender that becomes a party to the Term B Credit Agreement (as hereinafter defined) in accordance with the terms of the Term B Credit Agreement and this Agreement (as hereinafter defined), in either case for so long as such institution continues to be a party to the Term B Credit Agreement in its capacity as lender;

Each of the institutions listed on the signature pages hereto as a Term C Lender (as hereinafter defined) and any additional Term C Lender that becomes a party to the Term C Credit Agreement (as hereinafter defined) in accordance with the terms of the Term C Credit Agreement and this Agreement, in either case for so long as such institution continues to be a party to the Term C Credit Agreement in its capacity as lender;

CITICORP NORTH AMERICA, INC. (“CNAI”), not in its individual capacity except as expressly set forth herein but solely as administrative agent for the Term B Lenders and the Term C Lenders (together with any successor administrative agent appointed pursuant to Section 8.06 of this Agreement, the “Administrative Agent”);

CITIBANK, N.A. (“Citibank”), not in its individual capacity except as expressly set forth herein but solely as (a) collateral agent (together with any successor collateral agent appointed pursuant to Article VII of the Security and Intercreditor Agreement, the “Collateral Agent”) and (b) intercreditor agent (together with any successor intercreditor agent appointed pursuant to Article VII of the Security and Intercreditor Agreement, the “Intercreditor Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1) The Borrower is indebted to certain banks and financial institutions (the “Existing Lenders”) pursuant to (a) that certain Credit Agreement, dated as of February 21, 2003 (the “New Money Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders and Citibank, N.A., as agent, in a current outstanding principal amount of $170,000,000; (b) that certain Credit Agreement, dated as of February 21, 2003 (the “Refinancing Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders, Bank One, NA, as issuing bank and Citibank, N.A., as agent, in a current outstanding principal amount of $987,657,215.77; and (c) that certain Credit Agreement, dated as of February 21, 2003, as amended and restated in its entirety on the date hereof (the “Springdale Credit Agreement” and together with the New Money Credit Agreement and the Refinancing

Credit Agreement, the “Existing Lender Debt Documents”), originally among the Borrower, the financial institutions party thereto as lenders (the “Existing Springdale Lenders”) and The Bank of Nova Scotia, as agent (the “Original Springdale Agent”), in a current outstanding principal amount of $270,122,947.

(2) The Springdale Credit Agreement consists of three facilities, (a) a facility in a current outstanding principal amount of up to $94,334,904.55 (the “Springdale Tranche A Facility”), (b) a facility in a current outstanding principal amount of up to $150,000,000 (the “Springdale Tranche B Facility”) and (c) a facility in a current outstanding principal amount of $25,788,042.45 (the “Springdale Tranche C Facility”).

(3) The Existing Springdale Lenders and the Term B Lenders have entered into that certain Master Assignment and Acceptance Agreement, dated as of March 4, 2004 (the “Assignment Agreement”), pursuant to which all rights, title, interests, benefits and obligations of the Existing Springdale Lenders under the Springdale Credit Agreement are to be assigned and transferred to the Term B Lenders upon the terms and conditions set forth in the Assignment Agreement (such assignment and transfer, the “Transfer”).

(4) The Borrower has requested that the Term B Lenders (as hereinafter defined) agree to amend and restate the Springdale Credit Agreement so as to refinance and continue a certain portion of the loans outstanding thereunder and make additional loans available to the Borrower to partially refinance the Existing Secured Lender Debt (as hereinafter defined), all in an aggregate amount not to exceed up to $750,000,000 on the Closing Date (as hereinafter defined), which shall consist of (a) a new loan facility in an initial aggregate amount of $650,000,000 (the “Group Assets Facility”), the proceeds of which shall constitute Secured Replacement Senior Debt Obligations (as hereinafter defined) and which shall be used to refinance the Springdale Tranche A Facility and certain amounts of the other Existing Secured Lender Debt and (b) a continuation of the Springdale Tranche B Facility in the aggregate amount of $100,000,000 (which shall hereinafter be referred to as the “Springdale Facility”, and together with the Group Assets Facility, the “Term B Facility”), all on the terms and conditions set forth in the Term B Credit Agreement, this Agreement and the other Financing Documents.

(5) Pursuant to that certain Term C Credit Agreement, dated as of the date hereof (the “Term C Credit Agreement”), among the Borrower, the Term C Lenders (as hereinafter defined), the Administrative Agent and certain of the Arranger Parties (as hereinafter defined), the Term C Lenders have established a loan facility in the aggregate amount of $500,000,000 (the “Term C Facility”) in favor of the Borrower to partially refinance the Existing Secured Lender Debt.

(6) Allegheny Energy, Inc., the parent company of the Borrower (the “Parent”), intends to enter into an unsecured revolving credit facility in an aggregate amount of up to $200,000,000 (the “Revolving Credit Facility”) and an unsecured term credit facility in an aggregate amount of $100,000,000 (the “Parent Term Facility” and together with the Revolving Credit Facility, the “New Parent Facility”), the proceeds of which will be used to (a) refinance certain indebtedness of the Parent and letters of credit currently outstanding and issued on behalf of the Parent, the Borrower and certain Subsidiaries (as hereinafter defined) of the Borrower, (b) pay certain costs associated with or resulting from the Transactions (as hereinafter defined) and

(c) otherwise be available for general corporate purposes of the Parent, including working capital and posting letters of credit to support obligations of the Parent, the Borrower and their respective Subsidiaries incurred in the ordinary course of business.

(7) Pursuant to that certain letter agreement, dated as of the date hereof (the “Springdale Agency Letter Agreement”), the Original Springdale Agent has resigned as agent under the Springdale Credit Agreement and CNAI has agreed to act as agent under the Term B Credit Agreement on the terms and conditions set forth therein.

(8) The Lenders have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other Financing Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. As used in this Agreement, unless otherwise indicated the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Acceleration Notice” has the meaning set forth in Section 7.01(a)(2).

“Accepting Term B Lender” has the meaning set forth in Section 2.04(b)(iv)(c).

“Accepting Term C Lender” has the meaning set forth in Section 2.04(b)(iv)(F).

“Account Control Agreement” has the meaning set forth in the Security and Intercreditor Agreement.

“Acquired Material Property” has the meaning set forth in Section 5.04(h).

“Act” has the meaning set forth in Section 9.16.

“Additional Loan Party” has the meaning set forth in Section 5.01(o).

“Administrative Agent” has the meaning set forth in the recital of the parties to this Agreement.

“Advance” means each of the loans owed from time to time by the Borrower to (a) the Term B Lenders pursuant to the Term B Credit Agreement and (b) the Term C Lenders pursuant to the Term C Credit Agreement.

“Advances Prepayment Amount” has the meaning set forth in Section 2.04(b)(iv)(A).

“AESC Transactions” has the meaning set forth in Section 3.01(a)(vii).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Affiliate Energy Contracts” means, collectively, (a) the Power Sales Agreement between PEC and the Borrower for Maryland dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002 and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (b) the Power Sales Agreement between PEC and the Borrower for Virginia dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (c) the Facilities Lease Agreement between PEC and the Borrower for West Virginia dated August 1, 2000, the Lease Agreement extension dated March 14, 2003, and the Service Agreement between PEC and the Borrower for West Virginia dated August 1, 2000; (d) the Power Sales Agreement between WPPC and the Borrower for Pennsylvania dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003; (e) the Facilities Lease Agreement between MPC and the Borrower for Ohio dated June 1, 2001; and (f) the Power Sales Agreement between MPC and the Borrower for Ohio dated June 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002 and Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003.

“Affiliate Subordination Terms” means, with respect to any Debt or other Obligations owed by the Borrower or any of its Subsidiaries to any Affiliate thereof, that such Debt is either (a) subject to the terms set forth in Section 9.03 of the Security and Intercreditor Agreement or (b) subject to an agreement which subordinates such Debt to the Obligations owed in respect of the Advances on identical terms to those set forth in Section 9.03 of the Security and Intercreditor Agreement.

“AGC” means Allegheny Generating Company, a Virginia corporation.

“Agent Parties” has the meaning set forth in Section 9.02(d).

“Agents” means the Administrative Agent, the Intercreditor Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the recital of the parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Borrower in good faith equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (as defined in the definition of a “Hedge Agreement”), the amount, if any, that would be payable by the Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement pursuant to the terms of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) the Borrower or any of its Subsidiaries was the sole “Affected Party”, and (iii) the Borrower was the sole party determining such payment amount (with the Borrower making such determination pursuant to the provisions of the Master Agreement or the Hedge Agreement (whichever is applicable)); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or any of its Subsidiaries party to such Hedge Agreement, if any, determined by the Borrower in good faith based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and Master Agreements to the extent permitted by contract)) to the Borrower or any of its Subsidiaries party to such Hedge Agreement, if any, as determined by the Borrower in good faith in accordance with the terms of such Hedge Agreement or, if such Hedge Agreement does not provide a methodology for such determination, the amount, if any, by which (i) the present value of the future cash flows to be paid by the Borrower or any of its Subsidiaries party thereto, as the case may be, exceeds (ii) the present value of the future cash flows to be received by the Borrower or such Subsidiary, as the case may be, pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“ALTA Survey” means a fully paid American Land Title Association/American Congress on Surveying and Mapping form survey.

“Applicable Law” means, with respect to any Person, any and all laws, statutes, regulations, rules, orders, injunctions, decrees, writs, determinations, awards and judgments issued by any Governmental Authority applicable to such Person, including all Environmental Laws.

“Applicable Portion” means, at any time with respect to any amount and the application of any Enforcement Proceeds received (a) in respect of the Group Assets or the Group Assets Liens, the product of such amount multiplied by a fraction (expressed as a percentage carried out to the ninth decimal point), the numerator of which is the aggregate outstanding principal amount of all Advances outstanding under the Facilities at such time less the aggregate principal amount of the Advances outstanding under the Springdale Facility at such time and the denominator of which is the aggregate outstanding principal amount of all Advances outstanding under the Facilities at such time or (b) in respect of the Springdale Assets or the Springdale Liens, the product of such amount multiplied by a fraction (expressed as a percentage carried out to the ninth decimal point), the numerator of which is the aggregate principal amount of all Advances outstanding under the Springdale Facility and the denominator of which is the aggregate outstanding principal amount of all Advances outstanding under the Facilities at such time.

“Arranger Parties” means Citigroup Global Markets Inc. (“CGMI”), as Joint Lead Arranger and Joint Book Runner in respect of the Term B Facility and the Term C Facility, Bank of America, N.A. (“BofA”), as Syndication Agent in respect of the Term C Facility, Banc of America Securities LLC (“BAS”), as Joint Lead Arranger and Joint Book Runner in respect of the Term C Facility, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Joint Book Runner in respect of the Term B Facility and Co-Documentation Agent in respect of the Term B Facility and the Term C Facility, JPMorgan Securities, Inc. (“JPMC”), as Joint Lead Arranger and Joint Book Runner in respect of the Term B Facility, Syndication Agent in respect of the Term B Facility and Co-Documentation Agent in respect of the Term C Facility, and Scotia Capital (USA) Inc. (“Scotia”), as Joint Book Runner and Co-Documentation Agent in respect of the Term B Facility and Co-Documentation Agent in respect of the Term C Facility.

“Assignment Agreement” has the meaning set forth in Preliminary Statement (3) of this Agreement.

“Assumption and Joinder Agreement” means an assumption and joinder agreement executed by any Subsidiary of the Borrower pursuant to Section 5.01(o) and in substantially the form of Exhibit A.

“Authorized Signatory” means, with respect to any Person, the individual, or any of the individuals, authorized to sign any Transaction Document to which such Person is or is to be a party, as well as any other agreements and give written instructions on behalf of such Person with regard to any matters pertaining to any Transaction Document to which such Person is or is to be a party (as identified on an incumbency certificate submitted to the Administrative Agent and the Collateral Agent from time to time prior to the receipt of any instructions from such Authorized Signatory).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“BAS” has the meaning set forth in the definition of the term “Arranger Parties”.

“Base Rate Advances” means any Advance bearing interest pursuant to the terms of the relevant Credit Agreement at the Base Rate (as defined in such Credit Agreement).

“BofA” has the meaning set forth in the definition of the term “Arranger Parties”.

“Bond Instruments” means (a) the Existing Indentures, (b) the Indenture dated as of December 1, 1986 between AGC, as issuer, and U.S. Bank Trust, National Association (successor trustee to Morgan Guaranty Trust Company of New York), as trustee and (c) the Pollution Control Bond Indentures.

“Borrower” has the meaning set forth in the recital of parties to this Agreement.

“Borrowing” means the Springdale Borrowing, the Term C Borrowing or any Term B Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or not authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances (as defined in any Credit Agreement), on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person during such period (whether financed by cash or by Debt (including Obligations under Capitalized Leases) assumed or incurred to fund, directly or indirectly, such expenditures) for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is an Agent or Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $2,500,000,000; provided that the amount of certificates of deposit or time deposits of any bank shall not exceed $20,000,000 principal amount at any one time, (c) commercial paper in an aggregate amount of no more than $40,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then-equivalent grade) by Moody’s or “A-1” (or the then-equivalent grade) by S&P, or (d)(i) with respect to any Pledged Account, mutual fund investments in any of the following: the Dreyfus Treasury Cash Management Investor Class (673) fund, the Goldman Sachs FS Federal Fund Administration Class (521) fund and the Goldman Sachs FS Government Fund Administration Class (466) fund or (ii) with respect to Controlled Accounts and Operating Accounts, investments in any mutual fund the sole investments of which are the cash equivalents identified in clauses (a) through (c) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning set forth in the definition of the term “Arranger Parties”.

“Change of Control” means the occurrence of any of the following: (a) the Parent shall cease to own 98% of all issued and outstanding Equity Interests in the Borrower (other than the ML Interests); (b) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Parent; (c) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Parent (the “Original Directors”) shall cease for any reason to constitute a majority of the board of directors of the Parent (unless replaced by individuals nominated or proposed by the Original Directors); or (d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent.

“Chief Financial Officer” of any Person means such Person’s chief financial officer or such other natural person who is principally responsible for such Person’s financial matters.

“Closing Date” has the meaning set forth in Section 3.01(a).

“Closing Date Transactions” has the meaning set forth in Section 3.01(a)(xviii).

“CNAI” has the meaning set forth in the recital of the parties to this Agreement.

“Collateral” has the meaning set forth in the Security and Intercreditor Agreement.

“Collateral Agent” has the meaning set forth in the recital of the parties to this Agreement.

“Collateral Documents” means the Security and Intercreditor Agreement, the SIA Amendment, the Mortgages, the Consents, the Account Control Agreements and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties or that acknowledges the creation of such a Lien.

“Commitment” means, with respect to any Lender, the aggregate principal amount that such Lender is committed to lend to the Borrower under the relevant Credit Agreement to which such Lender is a party, as such commitment may be reduced from time to time pursuant to such Credit Agreement.

“Communications” has the meaning specified Section 9.02(b).

“Conemaugh” means Allegheny Energy Supply Conemaugh, LLC.

“Confidential Information” has the meaning specified Section 9.11(a).

“Consents” has the meaning set forth in the Security and Intercreditor Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to minority interests and to depreciation and amortization for such period (including amortization of Debt issuance costs), (iv) any extraordinary or non-recurring non-cash charges (including the write-down of non-current assets) or any gains for such period, (v) any non-cash goodwill or other intangible asset impairment charges resulting from the application of Statement Number 142 or Statement Number 144 of the Financial Accounting Standards Board, (vi) any non-recurring expenses or non-cash charges incurred in connection with the Transactions, (vii) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants and other equity incentive programs and (viii) for any fiscal quarter occurring during the Fiscal Year ending December 31, 2004, the Pleasants Power Station Loss Amount for such fiscal quarter; provided that to the extent that all or any portion of the net income of any Subsidiary of the Borrower or any other Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (vii) that are attributable to such

Subsidiary or other Person shall not be included for purposes of this clause (a) for such period or portion thereof, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a) above after the Closing Date and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated EBITDA for any period for purposes of the covenants set forth in Section 5.03 (A) the Consolidated EBITDA of any Investment made or Subsidiary acquired by the Borrower or any Subsidiary in accordance with the terms of this Agreement during such period for which aggregate consideration paid by the Borrower or any of its Subsidiaries shall be equal to or greater than $25,000,000 shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Debt in connection therewith occurred as of the first day of such period), (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period for which the aggregate consideration received by the Borrower or any of its Subsidiaries shall be equal to or greater than $25,000,0000 shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Debt in connection therewith occurred as of the first day of such period) and (C) without duplication, to the extent such calculation includes any period during the Fiscal Year ending December 31, 2004, such calculation shall include the Pleasants Power Station Loss Amount for such period.

“Consolidated Interest Expense” means, for any period, (a) the sum of, without duplication, (i) the interest expenses (including imputed interest expense in respect of Capitalized Leases) of the Borrower and its Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Debt of the Borrower or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expenses for such period in accordance with GAAP, minus (b) to the extent included in such consolidated interest expense for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any of its Subsidiaries with respect to interest rate Hedge Agreements which are included as interest expense in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss before cumulative effect in change of accounting principles of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not, as a result of any Subsidiary Debt Default, at the time permitted by operation of the terms of the agreement or other documents governing the

Debt under which such Subsidiary Debt Default shall have occurred; provided that such income of such Subsidiary shall only be so excluded for that portion of such period during which the condition described in this clause (a) shall so exist; (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged or Consolidated with the Borrower or any Subsidiary on the date such Person’s assets are acquired by the Company or any Subsidiary; (c) the income or loss of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a wholly owned Subsidiary of the Borrower) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such Person during such period; (d) any gains or losses attributable to sales of assets out of the ordinary course of business; and (e) any gains or losses attributable to interest rate Hedge Agreements which are not included as interest expense in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles or certificate of incorporation or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such Person and (d) any shareholder rights agreement or other similar agreement.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its officers, directors or employees nor any Secured Party or its respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) no Lien relating to such contest attaches to any assets or property of such Person and becomes enforceable against other creditors of such Person.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Controlled Account” has the meaning set forth in the Security and Intercreditor Agreement.

“Credit Agreements” means each of the Term B Credit Agreement and the Term C Credit Agreement.

“CSFB” has the meaning set forth in the definition of the term “Arranger Parties”.

“Deadlock Notice” has the meaning set forth in Section 7.01(a)(3).

“Debt” of any Person (the “obligor”) means, without duplication, (a) all Obligations of such obligor for or in respect of moneys borrowed or raised (whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring (other than on a non-recourse basis))), and any other form of financing which is recognized in accordance with GAAP in the obligor’s financial statements as being in the nature of a borrowing or is treated as “off-balance” sheet financing; (b) all Obligations of the obligor evidenced by notes, bonds, debentures or other similar instruments issued in connection with accounts payable excluded pursuant to the parenthetical in clause (c) below; (c) all Obligations of the obligor for the deferred purchase price of property or services (other than accounts payable within 90 days of being incurred arising in the ordinary course of such obligor’s business and not more than 90 days past due and not subject to a Contest); (d) all Obligations of such obligor under conditional sale or other title retention agreements relating to property or assets acquired by such obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such obligor under any securitization or monetization arrangement; (f) all Obligations of such obligor as lessee under Capitalized Leases; (g) all Obligations of the obligor, contingent or otherwise, of the obligor under acceptance, letter of credit or similar facilities other than as issued (i) in connection with Obligations excluded pursuant to clause (b) above or the parenthetical in clause (c) above or (ii) as credit support for leases other than Capitalized Leases; (h) all Obligations of the obligor to purchase, redeem, retire, defease or otherwise make any payments in respect of any Equity Interests in the obligor or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Obligations of the obligor in respect of Hedge Agreements; (j) all Contingent Obligations of the obligor with respect to Debt; and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights owned by the obligor), even though the obligor has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” means Debt of the types specified in (a) clauses (a), (b), (d), (e) and (f) of the definition of Debt and (b) to the extent relating to Debt of the types specified in one or more of clauses (a), (b), (d), (e) and (f) of the definition of Debt, clauses (j) and (k) thereof.

“Decision Period” means, with respect to any decision to be made for purposes of Section 7.01, the period commencing on the date of the Notice of Default related thereto and ending ten Business Days after the date of such Notice of Default; provided that if any of the Lenders shall require any extension of time to make any such decision, such Person may, upon written notice to the Administrative Agent within the Decision Period specified in the notice of the Administrative Agent delivered thereunder, extend such Decision Period for such Person for an additional period of time as specified in such notice; provided further that any such extension shall not exceed ten Business Days beyond the final date of the original Decision Period.

“Declining Term B Lender” has the meaning set forth in Section 2.04(b)(iv)(C).

“Declining Term C Lender” has the meaning set forth in Section 2.04(b)(iv)(F).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning set forth in Section 3.01(b).

“Disclosed Matters” means the occurrence of any event in respect of, or effect upon the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) results of operation or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, which has been disclosed prior to the Closing Date (a) pursuant to a public filing by the Borrower with the SEC or (b) in writing to the Administrative Agent.

“Emissions Credits” means the emissions limitations which: (a) are issued by environmental Governmental Authorities; (b) authorize the emission of a fixed amount of pollutants; and (c) are utilized as a market-based mechanism for reducing pollution.

“Enforcement Proceeds” has the meaning set forth in the Security and Intercreditor Agreement.

“Environmental Action” means any action, suit, demand letter, claim by any Governmental Authority, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety or the environment relating to any Environmental Law, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“EPMI Litigation” means that litigation arising out of that complaint filed under the caption In re Enron Corp., et al; Enron Power Marketing, Inc. v. Allegheny Energy Supply Company, LLC (01-16034 (AJG) Adversary Proceeding).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, non-Debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower or any of its Subsidiaries, or under common control within the meaning of Section 414 of the Internal Revenue Code, with the Borrower or any of its Subsidiaries.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(d) of the Internal Revenue Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a lien has been imposed under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such section.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate Advances” means any Advance bearing interest pursuant to the terms of the relevant Credit Agreement at the Eurodollar Rate (as defined in such Credit Agreement).

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Assets” (a) any assets or property of any Excluded Subsidiary and (b) the Equity Interests in each of Conemaugh, Mon Synfuel, LLC, NYC Energy LLC and Allegheny Energy Units 3, 4 and 5 LLC; provided, however, that in the event that any of Conemaugh, Mon Synfuel, LLC, NYC Energy LLC, Allegheny Energy Units 3, 4 and 5 LLC or any of their respective Subsidiaries shall at any time hold assets or property with a fair market value of more than $10,000,000, then such Equity Interests shall cease to constitute “Excluded Assets” and shall constitute Collateral for all purposes of this Agreement and the Security and Intercreditor Agreement.

“Excluded Subsidiaries” means each of AGC and any of its Subsidiaries, Buchanan Generation LLC, Conemaugh, Mon Synfuel, LLC, Allegheny Energy Units 3, 4, 5 LLC and NYC Energy LLC and each of their respective Subsidiaries; provided, however that each such Subsidiary shall cease to constitute an “Excluded Subsidiary” in the event that (a) with respect to AGC, AGC shall not longer by restricted or prohibited under any agreement for Debt for Borrowed Money permitted to exist or be incurred pursuant to the terms of this Agreement from granting a Lien over its assets or property in favor of the Secured Parties, (b) with respect to Buchanan Generation LLC and any of its Subsidiaries, Buchanan Generation LLC shall no longer be restricted or prohibited under its Constituent Documents or any other written agreement among the Persons holding Equity Interests therein from granting a Lien over its assets or property in favor of the Secured Parties, and (c) with respect to Conemaugh, Mon Synfuel, LLC, Allegheny Energy Units 3, 4, 5 LLC, NYC Energy LLC or any of their respective Subsidiaries, at any time after the date hereof, such Person shall (i) hold assets with a fair market value in excess of $10,000,000 and (ii) is not restricted or prohibited by its Constituent Documents or any other written agreement among the Persons holding Equity Interests therein from granting a Lien over its assets or property in favor of the Secured Parties

“Existing Debt” means all Debt, as of the date hereof, of the Borrower and its Subsidiaries.

“Existing Indentures” means (a) the Indenture dated March 15, 2001 between the Borrower, as issuer, and Bank One Trust Company, N.A., as trustee and (b) the Indenture dated as of April 8, 2002 between the Borrower, as issuer, and Bank One Trust Company, N.A., as trustee.

“Existing Lender Debt” means all Debt owed by the Borrower to the Existing Lenders under the Existing Lender Debt Documents.

“Existing Lender Debt Documents” has the meaning set forth in Preliminary Statement (1) to this Agreement.

“Existing Lenders” has the meaning set forth in Preliminary Statement (1) to this Agreement.

“Existing Letters of Credit” means each of those letters of credit listed on Schedule 1.01 hereto.

“Existing Mortgage” means each mortgage, deed of trust, trust deed, leasehold mortgage or leasehold deed of trust recorded and on file with any necessary recording office in order to create a valid Lien over the Collateral in favor of the Existing Lenders and the Senior Note Noteholders with respect to the Secured Obligations owed to the Existing Lenders and the Senior Note Noteholders under the Existing Lender Debt Documents and the Senior Secured Notes.

“Existing Parent Credit Agreement” means that certain Credit Agreement, dated as of February 21, 2003, by and among the Parent and certain of its Subsidiaries, as borrowers, the lenders party thereto from time to time, J.P. Morgan Chase Bank, as AYE Issuing Bank, and Citibank, N.A., as AYE Lender Agent.

“Existing Secured Lender Debt” means all outstanding Existing Lender Debt which is secured by the Group Assets pursuant to the terms of the Security and Intercreditor Agreement and any other related security documents, including, without limitation, the Existing Mortgages.

“Existing Unsecured Lender Debt” means all outstanding Existing Lender Debt other than the Existing Secured Lender Debt.

“Facilities” means each of the Group Assets Facility, the Springdale Facility and the Term C Facility.

“Fair Market Value” shall mean with respect to any asset the price at which a willing buyer would purchase such asset from a willing seller, assuming that both buyer and seller are rational and have reasonable knowledge of all relevant facts.

“Fee Letters” means, collectively, (a) any fee letter between the Borrower and any Agent and (b) any fee letter among the Borrower, the Parent and any Arranger Party.

“Financing Documents” means this Agreement, the Assignment Agreement, the Springdale Agency Letter Agreement, the Credit Agreements, the Notes, the Fee Letters and the Collateral Documents.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Form 10-K” has the meaning set forth in Section 4.01(h).

“GAAP” has the meaning specified in Section 1.02(c).

“Gleason Lessor” means The Industrial Board of Weakley County Tennessee, a public not-for-profit corporation of the State of Tennessee.

“Governmental Approvals” has the meaning specified in Section 4.01(d).

“Governmental Authority” means any national, state, county, city, town, village, municipal or other de jure or de facto government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof or any regional transmission authority organized pursuant to federal law, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing.

“Group Assets” means all assets or property of the Loan Parties other than (a) the Springdale Assets and (b) the Excluded Assets.

“Group Assets Facility” has the meaning set forth in Preliminary Statement (4) of this Agreement.

“Group Assets Liens” has the meaning set forth in the Security and Intercreditor Agreement.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Indemnified Costs” has the meaning set forth in Section 8.05(a).

“Indemnified Party” has the meaning set forth in Section 9.04(b).

“Information Memorandum” means the information memorandum dated February 2004 used by the Arrangers in connection with the syndication of the Facilities.

“Insolvency Proceeding” means, with respect to any Person, (a) any proceeding instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or the entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of a decree or order approving or ordering any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property); or (b) commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

“Intercreditor Agent” has the meaning set forth in the Security and Intercreditor Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of February 21, 2003, among Citibank, N.A., as AYE Lender Agent, New Money Lender Agent, Refinancing Lender Agent and Intercreditor Agent, The Bank of Nova Scotia, as Springdale Lender Agent, Law Debenture Trust Company of New York, as Indenture Trustee, the Parent and the Borrower.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period to (b) the Consolidated Interest Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” in respect of such Person.

“JPMC” has the meaning set forth in the definition of the term “Arranger Parties”.

“Lenders” means the Term B Lenders and the Term C Lenders.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Party” has the meaning set forth in the recital of the parties hereto.

“Mandatory Prepayment” has the meaning set forth in Section 2.04(b)(i).

“Mandatory Prepayment Amounts” has the meaning set forth in Section 2.04(b)(ii).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent) results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Secured Party under any Financing Document, and (c) the ability of any Loan Party to perform its Obligations under any Financing Document to which it is or is to be a party.

“Material Contracts” means (a) the Affiliate Energy Contracts, (b) the Operating Agreements, (c) the Tax Allocation Agreement and (d) each contract or agreement entered into after the date of this Agreement to which the Borrower or any of its Subsidiaries is a party which is material to the business, conditions (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, and for which breach, non-performance, cancellation or failure to renew could be reasonably expected to have a Material Adverse Effect.

“Material Governmental Approvals” means those Governmental Approvals listed in Part A of Schedule 4.01(d).

“Material Property” means such real property of any Loan Party (other than Excluded Assets), which real property (a) has a book value greater than or equal to $5,000,000, (b) is subject to a Mortgage or (c) is otherwise material to the value of any real property of any Loan Party which is subject to a Lien under the Mortgages.

“Maturity Date” means (a) with respect to the Term B Facility, the Term B Maturity Date and (b) with respect to the Term C Facility, the Term C Maturity Date.

“Merrill Lynch Litigation” means that litigation arising out of that complaint filed under the caption Merrill Lynch & Co., Inc., et al v. Allegheny Energy, Inc. and Allegheny Energy, Inc. et al. v. Merrill Lynch & Co., Inc., et al. (02 CV 7689 (HB)).

“ML Interests” means the up to 2% of all issued and outstanding Equity Interests in the Borrower which are owned by ML IBK Positions, Inc, a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the Existing Mortgages, the Term Mortgages, the Springdale Mortgages and any other mortgage, deed of trust, trust deed, leasehold mortgage or leasehold deed of trust recorded and filed with any necessary recording office from time to time in order to create a valid Lien over the Collateral in favor of the Secured Parties in respect of the Secured Obligations owed to such Secured Parties pursuant to the terms of this Agreement or the Security and Intercreditor Agreement.

“Mortgage Policies” means the title insurance policies insuring the Mortgages delivered pursuant to Sections 3.01(a)(iv), 3.01(a)(v), and 5.01(p).

“MPC” means Monongahela Power Company, a corporation incorporated under the laws of the State of Ohio.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than the Borrower, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower and any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or property or the incurrence or issuance of any Debt or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration or received from escrow) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) the following (to the extent directly and primarily relating to such transaction): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal, consultant and advisor fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes (or amounts owing pursuant to the Tax Allocation Agreement) payable in connection with or as a result of such transaction, and (c) in the case of any sale, lease, transfer or other disposition of any asset or property, (i) the amount of (A) any Debt secured by a prior Lien on the asset or property which is the subject of such sale, lease, transfer or other disposition or (B) Debt outstanding under the Pollution Control Bonds that is, in either case, repaid, redeemed or defeased upon such disposition as required pursuant to the terms of (1) the agreement or instrument governing such Debt or (2) any undertaking or agreement of the Borrower made on or prior to February 21, 2003 in favor of the issuer of any guaranty, surety bond or insurance policy issued for the benefit of the holders of such Debt, including, each of the consents, dated February 21, 2003, entered into among (y) the Borrower, PEC and MBIA Insurance Corporation and (z) the Borrower, WPPC and MBIA Insurance Corporation, (ii) the costs associated (in the Borrower’s best estimate) with terminating all Hedge Agreements, if any, entered into in connection with such property or asset, which Hedge Agreements are not being transferred as part of such sale, lease, transfer or other disposition, but only to the extent that the amounts so deducted are, at the time or within a reasonable time (not to exceed ten days) of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset or property that is the subject thereof and (iii) any amounts received from funds that were held in escrow as of the Closing Date with respect to any sale, lease, transfer or other disposition of any asset or property consummated prior to the Closing Date; provided, that, in the case of taxes or termination costs that are deductible under clause (b) or (c)(ii) above but for the fact that, at the time of receipt of such cash, such amounts have not been actually paid or are not then payable, such Person may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Person’s reasonable estimate of such amounts, other than taxes for which the Borrower or such Subsidiary is indemnified; provided further that, at the time such amounts are paid, an amount equal to the amount, if any, by which the Reserved Amount for such amounts exceeds the amount of such amounts actually paid shall constitute “Net Cash Proceeds” of the type for which such amounts were reserved for all purposes hereunder.

“New Money Credit Agreement” has the meaning set forth in Preliminary Statement (1) of this Agreement.

“New Parent Facility” has the meaning set forth in Preliminary Statement (6) of this Agreement.

“New Parent Facility Documents” means the credit or loan agreement to be entered into by the Parent in connection with the Debt to be incurred by the Parent under the New Parent Facility and any other related agreement or instrument entered into by the Parent or any of its Subsidiaries in connection with the New Parent Facility.

“Non-UCC Property” means any of the Collateral consisting of personal property the creation, granting or perfection of a Lien upon or in which is governed by Applicable Law other than the UCC and Applicable Law under, or relating to, the UCC.

“Note” means a promissory note of the Borrower payable to the order of a Lender and issued pursuant to the terms of the relevant Credit Agreement, evidencing the aggregate indebtedness of the Borrower owed to such Lender resulting from the Advances made by such Lender pursuant to the Credit Agreements.

“Noteholder Prepayment Account” has the meaning specified in the Security and Intercreditor Agreement.

“Notice of Bank Facility Default” has the meaning set forth in Section 7.01(a)(2).

“Notice of Default” has the meaning set forth in Section 7.01(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Financing Documents include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys’ and consultants’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Financing Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Operating Account Bank” means an institution at which an Operating Account has been established as specified in Part B of Schedule 4.01(z).

“Operating Accounts” means all those bank and securities accounts of the Borrower and the other Loan Parties set forth in Part B of Schedule 4.01(z).

“Operating Agreements” has the meaning set forth in the Security and Intercreditor Agreement.

“Other Perfection Requirements” means (a) the giving of notice to any Person (other than an Affiliate of the Borrower or an Operating Account Bank) of the Liens created by the Loan Parties under the Collateral Documents and (b) any recording, notice, filing, registration, instrument or act required to be undertaken, made or executed in order to grant or perfect any Lien over Non-UCC Property.

“Other Refinancing Documents” has the meaning set forth in Section 3.01(a)(xvii).

“OVEC Agreement” means the Agreement dated the 10th of July, 1953 and originally entered into by and among Ohio Valley Electric Corporation, Appalachian Electric Power Company, The Cincinnati Gas & Electric Company, Columbus and Southern Ohio Electric Company, The Dayton Power and Light Company, Indiana & Michigan Electric Company, Kentucky Utilities Company, Louisville Gas and Electric Company, Monongahela Power Company, Ohio Edison Company, The Ohio Power Company, Pennsylvania Power Company, The Potomac Edison Company, Southern Indiana Gas and Electric Company, The Toledo Edison Company, and West Penn Power Company.

“Parent” has the meaning set forth in Preliminary Statement (6) of this Agreement.

“Parent Term Facility” has the meaning set forth in Preliminary Statement (6) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“PCB Liens” means Liens existing on the date hereof securing Pollution Control Bonds.

“PEC” means The Potomac Edison Company, a corporation incorporated under the laws of the State of Maryland and of the State of Virginia.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or which are subject to Contest; (c) Liens or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, leases (other than Capital Leases), trade contracts, public or statutory obligations (including environmental, municipal and public utility commission and obligations under Applicable Law), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature; (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(h) or securing appeal or other surety bonds related to such judgments; (f) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (g) Liens securing reimbursement obligations with respect to letters of credit (which reimbursement obligations relate to Debt which has not been incurred in contravention of the terms of this Agreement and the other Financing Documents) that encumber documents and other property relating to such letters of credit and the proceeds and products thereof, including, without limitation, such Liens arising in connection with the issuance of letters of credit on behalf of the Parent to support obligations of the Borrower and its Subsidiaries under Hedge Agreement to the extent that such Hedge Agreements are entered into in accordance with the terms of this Agreement; (h) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts and securities accounts; (i) financing statements filed on a precautionary basis in respect of operating leases to the extent such lease is otherwise permitted under the terms of this Agreement; provided that no such financing statement extends to or refers to as collateral any property or assets which are not subject to such operating lease; and (j) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any property or asset or interest therein which rights of first refusal, option or contractual right is in connection with a sale, transfer or other disposition of assets permitted under Section 5.02(e).

“Permitted Refinancing Debt” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (“Refinanced Debt”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Debt is not greater than the principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Debt has a final maturity date that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Debt, (c) if such Refinanced Debt is subordinated to the Secured Obligations hereunder, such refinancing, refunding, extending, renewing or replacing Debt remains so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Debt immediately prior to such refinancing, refunding, extending, renewing or replacing and any additional person (other than a Loan Party) are the only obligors on such refinancing, refunding, extending, renewing or replacing Debt and (e) such refinancing, refunding, extending, renewing or replacing Debt contains covenants and events of default which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be customary for similar issuances of Debt by issuers of a similar credit rating or standing as the credit rating then applicable to the Borrower, but, in no event, less favorable to the Borrower or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default contained in this Agreement.

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PJM Interconnection Agreements” means (a) the West Transmission Owners Agreement dated as of March 13, 2001, made by and among Allegheny Power System operating companies: Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, all doing business as Allegheny Power and other signatories that own electric transmission facilities, and PJM Interconnection, L.L.C., (b) the PJM

West Reliability Assurance Agreement dated as of March 14, 2001, by and among Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, all doing business as Allegheny Power, and the party signatories thereto and (c) the Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., dated as of June 2, 1997 by and among the signatories thereto.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified Section 9.02(c).

“Pleasants Power Station Loss Amount” means, with respect to any fiscal quarter during the Fiscal Year ending December 31, 2004, an amount certified by the Chief Financial Officer of the Borrower at the time of delivery of financial statements for such fiscal quarter pursuant to Section 5.04(b) or 5.04(c) to be the sum of the (a) income loss to the Borrower and its Subsidiaries plus (b) cash expenses incurred by the Borrower and its Subsidiaries as a direct result of the generator failure occurring in respect of Unit No. 1 at Pleasants Power Station located in St. Mary’s, West Virginia as certified by the Chief Financial Officer; provided that such certification shall be accompanied by evidence supporting the computation of such amount, which evidence is determined by the Administrative Agent to be reasonably satisfactory in nature; provided further that in no event shall such amount exceed $32,500,000 in the aggregate for the Fiscal Year ending December 31, 2004.

“Pledged Account” means any deposit or securities account maintained in the name of the Collateral Agent and under the sole control and dominion of the Collateral Agent pursuant to the terms of the Security and Intercreditor Agreement.

“Pledged Debt” has the meaning set forth in the Security and Intercreditor Agreement.

“PNC Control Agreement” means that certain Deposit Account Control Agreement, dated as of February 21, 2003, among PNC Bank, National Association, as the Bank, the Borrower, Energy Financing Company, LLC, Allegheny Energy Supply Capital, LLC, Allegheny Energy Supply Development Services, LLC, Allegheny Energy Supply Capital Midwest, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC and Allegheny Trading Finance Company, LLC, as Debtors, and the Collateral Agent, as Creditor.

“Pollution Control Bond Indentures” means (a) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (West Penn Power Company Harrison Station Project), (b) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to

Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Pleasants Station Project), (c) the Trust Indenture dated as of December 1, 1980 between Washington County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Mitchell Station Project), (d) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Fort Martin Station Project), (e) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Hatfield’s Ferry Project), (f) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (The Potomac Edison Company Harrison Station Project), (g) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Pleasants Station Project), (h) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Fort Martin Station Project), (i) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Hatfield’s Ferry Project), (j) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Pleasants Station Project), (k) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Fort Martin Station Project), and (l) Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (Monongahela Power Company Harrison Station Project).

“Pollution Control Bonds” means all notes, bonds and other instruments evidencing Debt issued pursuant to the Pollution Control Bond Indentures.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Account” has the meaning set forth in Section 2.04(b)(iv)(A).

“Prepayment Dates” means the Term B Prepayment Date and the Term C Prepayment Date.

“Priority First” has the meaning set forth in Section 2.04(b)(iv)(E).

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Qualifying Obligation” means an Obligation in an aggregate principal amount in excess of $5,000,000.

“Receipt Date” has the meaning set forth in Section 2.04(b)(iv)(B).

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing Credit Agreement” has the meaning set forth in Preliminary Statement (1) of this Agreement.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Representatives” has the meaning specified in Section 9.11(a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate amount of the Commitments (if any) under the Facilities at such time plus (b) the aggregate principal amount of all Advances (if any) outstanding at such time.

“Required Term B Lenders” means, at any time, Term B Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate amount of the Commitments (if any) under the Term B Facility at such time plus (b) the aggregate principal amount of the outstanding Term B Advances (if any) at such time.

“Responsible Officer” means, with respect to any Person, the president, any vice-president, the treasurer, the chief financial officer or an Authorized Signatory of such Person.

“Revolving Credit Facility” has the meaning set forth in Preliminary Statement (6) of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scotia” has the meaning set forth in the definition of the term “Arranger Parties”.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Security and Intercreditor Agreement.

“Secured Party” has the meaning set forth in the Security and Intercreditor Agreement.

“Secured Replacement Senior Debt Obligations” has the meaning set forth for such term in the Security and Intercreditor Agreement before giving effect to the SIA Amendment.

“Security and Intercreditor Agreement” means that certain Security and Intercreditor Agreement, dated as of February 21, 2003, as amended, modified or otherwise supplemented from time to time in accordance with its terms, including, pursuant to the SIA Amendment, made by and among the Borrower, the other Loan Parties named therein, each of the Existing Lenders, Bank One, NA, as Refinancing Issuing Bank, Citibank, N.A., as Refinancing Lender Agent, New Money Lender Agent, Collateral Agent, Intercreditor Agent and Depository Bank, The Bank of Nova Scotia, as Springdale Lender Agent, Springdale Special Draw Agent and Documentation Agent, JPMorgan Chase Bank, as Syndication Agent and Law Debenture Trust Company of New York, as Indenture Trustee.

“Senior Debt Obligations” means, without duplication, (a) the Obligations of the Borrower to pay principal and interest on the Advances (including any interest accruing after the filing of a petition with respect to, or the commencement of, any Insolvency Proceeding, whether or not a claim for post-petition interest is allowed in such proceeding), and (b) any and all commissions, fees, indemnities, prepayment premiums, costs and expenses and other amounts payable to any Lender, any Agent or any Arranger Party under any Financing Document, including all renewals or extensions thereof (including any reimbursement obligations for costs and expenses incurred by any Secured Party in preserving any rights, interests and remedies with respect to the Collateral and/or the Liens granted in favor of the Secured Parties); provided that notwithstanding anything to the contrary in any Financing Document, “Senior Debt Obligations” shall not include any Obligations of the Borrower owed to any of its Affiliates.

“Senior Note Indenture” means the Amended and Restated Indenture, dated as of February 21, 2003, between the Borrower, as issuer, Law Debenture Trust Company of New York, as Indenture Trustee, and Bank One Trust Company, N.A., in respect of the senior notes due 2007 issued thereunder.

“Senior Note Noteholders” means the holders of the Senior Notes.

“Senior Notes” means the Senior Secured Notes and the Senior Unsecured Notes.

“Senior Secured Notes” means those certain secured 10.25% Senior Notes due 2007 issued by the Borrower pursuant to the terms of the Senior Note Indenture and designated as Amended A Notes by the terms thereof.

“Senior Unsecured B Notes” means those certain unsecured 10.25% Senior Notes due 2007 issued by the Borrower pursuant to the Senior Note Indenture and designated as Amended B Notes by the terms thereof.

“Senior Unsecured C Notes” means those certain unsecured 10.25% Senior Notes due 2007 issued by the Borrower pursuant to the Senior Note Indenture and designated as Amended C Note by the terms thereof.

“Senior Unsecured Notes” means the Senior Unsecured B Notes and the Senior Unsecured C Notes.

“SIA Amendment” has the meaning set forth in Section 3.01(a)(iii).

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Borrower or any of its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the fair value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Springdale Advances” means the Advances owed from time to time by the Borrower to the Term B Lenders under the Springdale Facility.

“Springdale Agency Letter Agreement” has the meaning set forth in Preliminary Statement (7) of this Agreement.

“Springdale Assets” has the meaning set forth in the Security and Intercreditor Agreement.

“Springdale Borrowing” means the continuation of the Springdale Advances outstanding under the Springdale Tranche B Facility by the Term B Lenders pursuant to the Term B Credit Agreement.

“Springdale Credit Agreement” has the meaning set forth in Preliminary Statement (1) of this Agreement.

“Springdale Facility” has the meaning set forth in Preliminary Statement (4) of this Agreement.

“Springdale Liens” has the meaning set forth in the Security and Intercreditor Agreement.

“Springdale Mortgages” has the meaning set forth in Section 3.01(a)(v).

“Springdale Obligations” has the meaning set forth in the Security and Intercreditor Agreement.

“Springdale Plant” has the meaning set forth in the Security and Intercreditor Agreement.

“Springdale Tranche A Facility” has the meaning set forth in Preliminary Statement (2) of this Agreement.

“Springdale Tranche B Facility” has the meaning set forth in Preliminary Statement (2) of this Agreement.

“Springdale Tranche C Facility” has the meaning set forth in Preliminary Statement (2) of this Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Debt Default” means, with respect to any Subsidiary of the Borrower, the failure of such Subsidiary to pay any principal or interest or other amounts due in respect of Debt, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Debt of such Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Transactions.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 1, 2003, by and among the Parent and its Subsidiaries.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, excise, franchise, employment, value added, real estate, withholding or similar taxes, assessments, fees, liabilities or other charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Term B Advance” means the Advances owed from time to time by the Borrower to the Term B Lenders under the Group Assets Facility.

“Term B Borrowing” means the making of any Term B Advances by the Term B Lenders pursuant to the Term B Credit Agreement.

“Term B Credit Agreement” means that certain Amended and Restated Credit Agreement referred to in Preliminary Statement (4) of this Agreement dated as of February 21, 2003, as amended and restated in its entirety as of the date hereof, among the Borrower, the Term B Lenders, the Administrative Agent and certain of the Arranger Parties.

“Term B Facility” has the meaning set forth in Preliminary Statement (4) of this Agreement.

“Term B Lender” means each of the financial institutions that is listed on the signature pages hereto as a “Term B Lender” and each other Person that may become a “Term B Lender” party to the Term B Credit Agreement pursuant to the terms hereof and thereof from time to time, in either case so long as such Person continues to be a party to the Term B Credit Agreement.

“Term B Maturity Date” means the “Maturity Date”, as such term is defined in the Term B Credit Agreement.

“Term B Prepayment Date” has the meaning set forth in Section 2.04(b)(iv)(B).

“Term B Prepayment Notice” has the meaning set forth in Section 2.04(b)(iv)(B).

“Term C Advance” means the Advances owed from time to time by the Borrower to the Term C Lenders under the Term C Facility.

“Term C Advances Prepayment Amount” has the meaning set forth in Section 2.04(b)(iv)(E).

“Term C Borrowing” means the making of the Term C Advances by the Second Priority Lenders pursuant to the Term C Credit Agreement.

“Term C Credit Agreement” has the meaning set forth in Preliminary Statement (5) of this Agreement.

“Term C Facility” has the meaning set forth in Preliminary Statement (5) of this Agreement.

“Term C Lender” means each of the financial institutions that is listed on the signature pages hereto as a “Term C Lender” and each other Person that may become a “Term C Lender” party to the Term C Credit Agreement pursuant to the terms hereof and thereof from time to time, in either case so long as such Person continues to be a party to the Term C Credit Agreement.

“Term C Maturity Date” means the “Maturity Date”, as such term is defined in the Term C Credit Agreement.

“Term C Prepayment Date” has the meaning set forth in Section 2.04(b)(iv)(E).

“Term C Prepayment Notice” has the meaning set forth in Section 2.04(b)(iv)(E).

“Termination Date” means the earlier of April 15, 2004 and the date of termination in whole of the Commitments pursuant to Section 2.04 of the Credit Agreements or Section 6.02 hereof.

“Termination Event” means an event described in Section 4042(a) of ERISA.

“Term Mortgages” has the meaning set forth in Section 3.01(a)(iv).

“Transactions” means (a) the Transfer, (b) the incurrence of Debt by the Parent under the New Parent Facility and the refinancing of Debt outstanding under the Existing Parent Credit Agreement with the proceeds thereof, (c) the incurrence or continuance of Debt by the Borrower under the Financing Documents, the refinancing of certain of the Existing Secured Lender Debt with the proceeds of certain of the Advances and available cash from operations, (d) the repayment in full of all Existing Unsecured Lender Debt with available cash from operations, (e) the effectiveness of the SIA Amendment and (f) the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means the Financing Documents and the Other Refinancing Documents.

“Transfer” has the meaning set forth in Preliminary Statement (3) to this Agreement.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“WPPC” means West Penn Power Company, a corporation incorporated under the laws of the State of Pennsylvania.

Section 1.02 Principles of Interpretation. (a) Except to the extent expressly provided to the contrary in this Agreement and the Schedules and Exhibits hereto, or to the extent that the context otherwise requires, in this Agreement and the Schedules and Exhibits hereto:

(i) the table of contents and Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement, the Schedules and Exhibits hereto or of any Financing Document;

(ii) references to any document, instrument or agreement, including any Financing Document, shall include (i) all exhibits, annexes, schedules, appendices or other attachments thereto and (ii) all documents, instruments or agreements issued or executed in replacement thereof;

(iii) references to a document or agreement, including any Financing Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the Financing Documents;

(iv) the words “include,” “includes” and “including” are not limiting;

(v) references to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities);

(vi) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement, the Schedules and Exhibits hereto or any Financing Document shall refer to this Agreement, the Schedules and Exhibits hereto or such Financing Document, as the case may be, as a whole and not to any particular provision thereof;

(vii) references to “days” shall mean calendar days;

(viii) the singular includes the plural and the plural includes the singular;

(ix) references to Applicable Law, generally, shall mean Applicable Law as in effect from time to time, and references to any specific Applicable Law shall mean such Applicable Law, as amended, modified or supplemented from time to time, and any Applicable Law successor thereto;

(x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and

(xi) any reference in this Agreement or any other Financing Document to an Article, Section, Schedule, Appendix or Exhibit is to the article or section of, or a schedule, appendix or exhibit to, this Agreement or such other Financing Document, as the case may be, unless otherwise indicated, and the Schedules, Appendices and Exhibits to this Agreement or any other Financing Document shall be deemed incorporated by reference into this Agreement or such other Financing Document, as the case may be.

(b) This Agreement, the Schedules and Exhibits hereto and the other Financing Documents are the result of negotiations among the parties hereto and their respective counsel. Accordingly, this Agreement, the Schedules and Exhibits hereto and the other Financing Documents shall be deemed the product of all parties hereto or thereto, as the case may be, and no ambiguity in this Agreement, the Schedules and Exhibits hereto or any Financing Document shall be construed in favor of or against any Loan Party, any Agent, any Arranger Party or Lender that is a party hereto.

(c) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 5.03 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.03 for such purpose), then the

Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03 Determination of Material Adverse Change and Material Adverse Effect, Etc. Determinations of materiality generally and determinations as to whether any fact, event, circumstance, conditions or occurrence constitutes (or could reasonably be expected to constitute) a Material Adverse Effect or a Material Adverse Change to the extent such determination is made by reference to the audited financial statements of the Borrower which are subject to a “going concern” qualification by the Borrower’s auditors shall be made without taking into account or giving effect to such “going concern” opinion.

ARTICLE II

ADVANCES AND PAYMENTS

Section 2.01 Availability of Advances. On the Closing Date, each Lender shall severally, and on the terms and conditions set forth herein and in the relevant Credit Agreement (including the satisfaction or waiver of each of the applicable conditions precedent set forth in Article III, in each Collateral Document and in such Credit Agreement), make and, to the extent applicable, continue Advances to, or for the account of, the Borrower in the amounts contemplated under the relevant Credit Agreement.

Section 2.02 Lenders’ Obligations Several. The failure of any Lender to make or continue, as applicable, an Advance to the Borrower in accordance with any Credit Agreement shall not relieve any other Lender of its obligations under any Credit Agreement to make or continue, as applicable, its Advance thereunder, but no Lender shall be responsible for the failure of any other Lender to make or continue, as applicable, an Advance under any Credit Agreement.

Section 2.03 No Reborrowing. The Borrower may not reborrow the principal amount of any Advance which is prepaid (whether the prepayment is an optional prepayment, a mandatory prepayment, a prepayment upon acceleration or otherwise).

Section 2.04 Prepayments. (a) Notwithstanding anything in this Agreement or any other Financing Document to the contrary, the Lenders hereby agree as between themselves that if the Borrower makes a prepayment of the Advances either pursuant to Section 2.04(a) or 2.05(e) of the Security and Intercreditor Agreement, promptly upon the Administrative Agent’s receipt of the amount of any such prepayment pursuant to Section 2.04(a) or 2.05(e)of the Security and Intercreditor Agreement, such prepayment shall be applied: first to ratably repay the Springdale Advances until such Advances have been repaid in full; and thereafter, to ratably repay either the Term B Advances or the Term C Advances at the Borrower’s direction as indicated in the notice delivered pursuant to Section 2.04(a) or 2.05(e) of the Security and Intercreditor Agreement (as applicable); provided that any prepayment shall be applied to the principal installments of the Advances in inverse order of maturity for the relevant Facility.

(b) (i) If a prepayment is subject to the terms of Section 2.03 of the Security and Intercreditor Agreement (a “Mandatory Prepayment”), such prepayment shall be effected through the provisions set forth in this Section 2.04(b).

(ii) Upon the Administrative Agent’s receipt of any amounts in respect of a Mandatory Prepayment (“Mandatory Prepayment Amounts”) pursuant to priority first of Sections 2.05(a)(i), 2.05(a)(ii) or 2.05(a)(iii) of the Security and Intercreditor Agreement, such Mandatory Prepayment Amounts shall be ratably paid to each Term B Lender as a prepayment of the Springdale Advances owed to such Term B Lender; provided that any such prepayment shall be applied to the principal installment of the Advances in inverse order of maturity.

(iii) Notwithstanding anything in this Agreement or any other Financing Document to the contrary, the Lenders hereby agree as between themselves that any Mandatory Prepayment Amounts received by the Administrative Agent pursuant to priority second of Sections 2.05(a)(i), 2.05(a)(ii) or 2.05(a)(iii) of the Security and Intercreditor Agreement shall be applied first, to repay the Term B Advances held by any Accepting Term B Lender, second to repay the Term C Advances held by any Accepting Term C Lender, and third, if any such amounts remain on deposit in the Prepayment Account after giving effect to priorities first and second of this clause (iii), to the Company or its successor or as the Company or such successor may otherwise direct.

(iv) (A) Promptly upon receipt of any amounts pursuant to priority second of Sections 2.05 (a)(i), 2.05 (a)(ii) or 2.05 (a)(iii) of the Security and Intercreditor Agreement (any such amount being an “Advances Prepayment Amount”), the Administrative Agent shall deposit such Advances Prepayment Amount into a cash collateral account (the “Prepayment Account”) pending application of such Advance Prepayment amount on the Prepayment Dates as set forth below.

(B) So long as any Term B Advances shall remain outstanding, promptly after such receipt (the date of such receipt being the “Receipt Date”), the Administrative Agent shall given written notice (a “Term B Prepayment Notice”) to each Term B Lender of (1) the aggregate amount of the Advances Prepayment Amount, (2) the portion of the Advances Prepayment Amount available to prepay the Term B Advances held by such Term B Lender, (3) the applicable Receipt Date for such Advances Prepayment Amount and (4) the date on which such Advances Prepayment Amount shall be applied as a prepayment of the Term B Advances, which date shall be the 15th Business Day following the delivery of such Term B Prepayment Notice (each such date being the “Term B Prepayment Date”).

(C) On or prior to 10:00 a.m. (New York City time) of the third Business Day occurring prior to the applicable Term B Prepayment Date, each Term B Lender shall notify the Administrative Agent as to whether it accepts all or any portion of the Advances Prepayment Amount to be applied to prepay the Term B Advances held by such Term B Lender as set forth in such Term B Prepayment Notice. If any Term B Lender fails to give such notice by such time, such Term B Lender (together with any Term B Lender delivering a notice declining any such prepayment, a “Declining Term B Lender”) shall be deemed to decline such prepayment, unless an Event of Default shall have occurred and be continuing on the date on which such notice is due in which case, such Term B Lender shall be deemed to accept such prepayment. Any Term B Lender giving written notice of its intention to accept any prepayment or which is deemed to accept any prepayment offer is hereinafter referred to as an “Accepting Term B Lender”).

(D) On the relevant Term B Prepayment Date, an amount equal to that portion of the Advances Prepayment Amount to be applied to prepay the Term B Advances of each Accepting Term B Lender on such Term B Prepayment Date shall be withdrawn from the Prepayment Account and paid to each such Accepting Term B Lender as a prepayment of the Term B Advances of such Accepting Term B Lender.

(E) If any amount remains in the Prepayment Account following the application of priority first of Section 2.04(b)(iii) (“Priority First”), the Administrative Agent shall give prompt written notice (a “Term C Prepayment Notice”) to each of Term C Lender of (1) the aggregate amount deposited in the Prepayment Account following the application of Priority First (the “Term C Advances Prepayment Amount”), (2) the portion of the Term C Advances Prepayment Amount available to prepay the Term C Advances held by such Term C Lender, (3) the applicable Receipt Date for such Term C Advances Prepayment Amount and (4) the date on which such Term C Advances Prepayment Amount shall be applied as a prepayment of the Term C Advances, which date shall be the 15th Business Day following the delivery of such Term C Prepayment Notice (each such date being the “Term C Prepayment Date”).

(F) On or prior to 10:00 a.m. (New York City time) of the third Business Day occurring prior to the applicable Term C Prepayment Date, each Term C Lender shall notify the Administrative Agent as to whether it accepts all or any portion of the Term C Advances Prepayment Amount to be applied to prepay the Term C Advances held by such Term C Lender as set forth in such Term C Prepayment Notice. If any Term C Lender fails to give such notice by such time, such Term C Lender (together with any Term C Lender delivering a notice declining any such prepayment, a “Declining Term C Lender”) shall be deemed to decline such prepayment, unless an Event of Default shall have occurred and be continuing on the date on which such notice is due in which case, such Term C Lender shall be deemed to accept such prepayment. Any Term C Lender giving written notice of its intention to accept any prepayment or which is deemed to accept any prepayment offer is hereinafter referred to as an “Accepting Term C Lender”).

(G) On the relevant Term C Prepayment Date, an amount equal to that portion of the Term C Advances Prepayment Amount to be applied to prepay the Term C Advances of each Accepting Term C Lender shall be withdrawn from the Prepayment Account and paid to each such Accepting Term C Lender as a prepayment of the Term C Advances of such Accepting Term C Lender.

Section 2.05 Payments Generally. (a) All payments to be made to any Lender by the Borrower under this Agreement or any other Financing Document to which the Borrower is a party (unless specifically provided otherwise in such Financing Document) shall be paid in full, and without condition or deduction for any counterclaim, defense, recoupment or setoff, in Dollars and in immediately available funds not later than 11:00 a.m. (New York City time) on the due date thereof at the place and in the manner designated in the relevant Financing Document.

(b) All payments under this Agreement and the other Financing Documents to (i) any Agent (whether for its own account or for the account of any Lender) or the Depository Bank shall be made to such Agent or the Depository Bank, respectively, and (ii) any Lender shall be made to the Administrative Agent for such Lender.

Section 2.06 Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

Section 2.07 Pro Rata Treatment. Subject to Section 6.04, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Section 2.09, 2.10 or 2.11 of the applicable Credit Agreement, as a result of an assignment pursuant to Section 8.07 of the applicable Credit Agreement or any voluntary prepayment made prior to the occurrence of any Default (a) on account of Obligations due and payable to such Lender under the applicable Credit Agreement and under the applicable Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders under the Credit Agreements and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender under the applicable Credit Agreement and under the applicable Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders under the Credit Agreements and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders under the Credit Agreements and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.05 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Closing Date. No Lender shall be required or obligated to make or continue any Advance until the first Business Day on which the following conditions precedent have been satisfied (or waived, as evidenced by an “effective date” notice to the Borrower from the Lenders), as determined by each Lender (provided that if the Closing Date does not occur on or before the Termination Date, the Commitments of the Lenders shall terminate on such date):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) (unless otherwise specified), each properly executed by a Responsible Officer of the signing Loan Party (if executed by such Loan Party), each dated the date of the Borrowings (the “Closing Date”) (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lenders (unless otherwise specified) and in sufficient copies for each Lender (unless otherwise specified):

(i) executed counterparts of this Agreement and the Credit Agreements, sufficient in number for distribution to the Administrative Agent, the Collateral Agent, each Lender and the Borrower;

(ii) to the extent requested, duly executed Notes of the Borrower for the account of each Lender that has so requested, complying with the provisions of Section 2.13 of each Credit Agreement;

(iii) executed counterparts of an amendment to the Security and Intercreditor Agreement such that, immediately after giving effect to the repayment in full of the Existing Lender Debt, the Security and Intercreditor Agreement shall be amended to the form attached hereto as Exhibit B (the “SIA Amendment”), sufficient in number for distribution to each Lender, each Agent and the Borrower, together with:

(A) proper financing statements, duly completed for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or reasonably desirable in order to perfect and protect the liens and security interests created under the Collateral Documents, covering the Collateral described in the Collateral Documents (after giving effect to the SIA Amendment);

(B) results of lien searches, dated on or no earlier than 45 days before the Closing Date, for existing financing statements filed in the jurisdictions referred to in Section 3.01(a)(iii)(A) since the date of the Security and Intercreditor Agreement that name any Loan Party as debtor, together with copies of all such financing statements; and

(C) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens and security interests created under the Security and Intercreditor Agreement and the Account Control Agreements (both before and after giving effect to the Transactions), other than the Other Perfection Requirements, has been taken;

(iv) deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G and Exhibit H, as appropriate, and covering all Material Property (other than the Springdale Assets) owned by any Loan Party as of the Closing Date (together with the Assignments of Leases and Rents referred to therein and each other deed of trust, trust deed, mortgage, leasehold mortgage and leasehold deed of trust delivered pursuant to Section 5.01(p), the “Term Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) confirmation from the title insurance company recording the Term Mortgages that duly executed counterparts of the Term Mortgages sufficient for recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create valid and subsisting Liens on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties have been recorded, and evidence reasonably satisfactory to the Administrative Agent that all filing and recording taxes and fees have been paid;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued by Chicago Title Insurance Company or such other title insurers acceptable to the Administrative Agent, insuring the Term Mortgages for the properties described therein to be valid and subsisting Liens on the properties described therein, free and clear of all defects (including mechanics’ Liens and materialmen’s Liens) and encumbrances, excepting only Permitted Liens (other than mechanic’s liens and materialmen’s liens to be insured against under said policies), and providing for such other affirmative insurance (including endorsements for future advances under the Financing Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable;

(C) at the Administrative Agent’s option, either (i) ALTA Surveys, for which all necessary fees (where applicable) have been paid, dated no more than 60 days before the Closing Date, of the properties described in the Term Mortgages, showing only such exceptions as are acceptable to the Administrative Agent, and each certified to the Collateral Agent and the issuer of the Mortgage

Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the property described in such survey is located and acceptable to the Administrative Agent; or (ii) affidavits of the Borrower and of the relevant Loan Parties, dated as of the date of the Borrowings, certifying to the Administrative Agent, the Collateral Agent, the Term B Lenders, the Term C Lenders and the title insurance company recording the Term Mortgages that there have been no changes, replacements or additions to the improvements on the properties described in the Term Mortgages which encroach upon the property or rights of others, which violate any setback or other zoning requirements or which violate any agreements of the Borrower or such Loan Parties, and otherwise in form and substance satisfactory to the Administrative Agent;

(D) each in form and substance satisfactory to the Administrative Agent, (i) such consents and estoppel letters from lessors of leased property, including the Gleason Lessor and licensors of rights with respect to the properties described in the Term Mortgages, (ii) such consents and estoppel letters from benefited parties under easement agreements as the Administrative Agent shall have requested and (iii) agreements subordinating any ground lessor’s fee interest to the applicable Term Mortgage pursuant to the terms of the applicable lease agreement;

(E) confirmation from the title insurance company recording the Term Mortgages with respect to the validity and (subject to the exceptions and encumbrances permitted therein) the priority of the Term Mortgages; and

(F) evidence that all action (including payment by the Borrower to the title insurance company recording the Term Mortgages of the amount previously notified by such title insurance company to the Borrower as necessary for it to record the Term Mortgages) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Collateral Documents (other than the Other Perfection Requirements) securing all Obligations of the Borrower and the Loan Parties under the Financing Documents have been taken;

(v) deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit I, Exhibit J, Exhibit K and Exhibit L, and covering the Springdale Assets (together with the Assignments of Leases and Rents referred to therein, the “Springdale Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) confirmation from the title insurance company recording the Springdale Mortgages that duly executed counterparts of the Springdale Mortgages sufficient for recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create valid and subsisting Liens on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent have been recorded, and evidence reasonably satisfactory to the Administrative Agent that all filing and recording taxes and fees have been paid;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued by Chicago Title Insurance Company or such other title insurers acceptable to the Administrative Agent, insuring the Springdale Mortgages for the properties described therein to be valid and subsisting Liens on the properties described therein, free and clear of all defects (including mechanics’ Liens and materialmen’s Liens) and encumbrances, excepting only Permitted Liens (other than mechanic’s liens and materialmen’s liens to be insured against under said policies), and providing for such other affirmative insurance (including endorsements for future advances under the Financing Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable;

(C) at the Administrative Agent’s option, either (i) ALTA Surveys, for which all necessary fees (where applicable) have been paid, dated no more than 60 days before the Closing Date, of the properties described in the Springdale Mortgages, showing only such exceptions as are acceptable to the Administrative Agent, and each certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the property described in such survey is located and acceptable to the Administrative Agent; or (ii) affidavits of the Borrower and of the relevant Loan Parties, dated as of the date of the Springdale Borrowing, certifying to the Administrative Agent, the Collateral Agent, the Lenders and the title insurance company recording the Springdale Mortgages that there have been no changes, replacements or additions to the improvements on the properties described in the Springdale Mortgages which encroach upon the property or rights of others, which violate any setback or other zoning requirements or which violate any agreements of the Borrower or such Loan Parties, and otherwise in form and substance satisfactory to the Administrative Agent;

(D) each in form and substance satisfactory to the Administrative Agent, (i) such consents and estoppel letters from lessors of leased property, including licensors of rights with respect to the properties described in the Springdale Mortgages, (ii) such consents and estoppel letters from benefited parties under easement agreements as the Administrative Agent shall have requested and (iii) agreements subordinating any ground lessor’s fee interest to the applicable Springdale Mortgage pursuant to the terms of the applicable lease agreement;

(E) confirmation from the title insurance company recording the Springdale Mortgages with respect to the validity and (subject to the exceptions and encumbrances permitted therein) the priority of the Springdale Mortgages; and

(F) evidence that all action (including payment by the Borrower to the title insurance company recording the Springdale Mortgages of the amount previously notified by such title insurance company to the Borrower as necessary for it to record the Springdale Mortgages) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Collateral Documents (other than the Other Perfection Requirements) securing all Obligations of the Borrower and the Loan Parties under the Financing Documents have been taken;

(vi) certified copies of resolutions of the Board of Directors of each Loan Party (A) approving the Transactions to which each such Loan Party is or is to be a party (the “AESC Transactions”) and (B) the execution, delivery and performance of each Transaction Document to which such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the AESC Transactions and each Transaction Document to which such Loan Party is or is to be a party;

(vii) copies of a certificate of the Secretary of State of the jurisdiction of formation of each Loan Party, certifying (A) as to a true and correct copy of the certificate of incorporation or formation of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly formed and in good standing or presently subsisting under the laws of the State of its jurisdiction of formation;

(viii) copies of a certificate of the Secretary of State of each jurisdiction (other than the jurisdiction of its formation) set forth on Schedule 4.01(b) for each Loan Party stating that such Loan Party is duly qualified to do business and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, as applicable;

(ix) certificates signed on behalf of each Loan Party by its Secretary or any Assistant Secretary (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) as to a true and correct copy of the Constituent Documents of such Loan Party as of the Closing Date and each amendment to its Constituent Documents, if any, from the date on which the resolutions referred to in Section 3.01(a)(vi) were adopted to the Closing Date, (B) the due incorporation or formation and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party; and (C) the names and true signatures of the officers of such Loan Party authorized to sign each Financing Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(x) copies of each of the interim Consolidated financial statements (consolidated balance sheets and income statements) of the Parent and its Subsidiaries and the Borrower and its Subsidiaries for each of the first three fiscal quarters of the

Parent and the Borrower for Fiscal Year 2003, accompanied by an Officer’s Certificate of the Borrower certifying that, (A) the copies of such financial statements fairly present the financial conditions of the Borrower and its Subsidiaries as of the date of such financial statements and the results of operations of the Borrower and its Subsidiaries for the period indicated in such financial statements, all in accordance with GAAP and subject to normal year-end audit adjustments and the absence of footnotes and (B) such financial statements have been duly filed with the SEC;

(xi) forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Borrower reasonably acceptable to the Administrative Agent on a consolidated and unconsolidated basis for each fiscal quarter commencing with the fiscal quarter ending March 31, 2004 through the fiscal quarter ending March 31, 2011;

(xii) legal opinions of appropriate counsel for the Loan Parties, as to such matters as any Lender may reasonably request;

(xiii) legal opinions of appropriate counsel to the Administrative Agent (including, without limitation, Shearman & Sterling LLP) and the Collateral Agent, as to such matters as the Administrative Agent may reasonably request;

(xiv) copies of each Material Governmental Approval, accompanied by an Officer’s Certificate of the Borrower, attaching copies of all Material Governmental Approvals and certifying that (A) the copies of each of the Material Governmental Approvals delivered pursuant to this Section 3.01(a)(xiv) are true, correct and complete copies of such Material Governmental Approval; (B) each Governmental Approval is in full force and effect, and is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition that may result in modification or revocation thereof; (C) any and all conditions set forth in all Governmental Approvals that are then required to be satisfied have been satisfied; and (D) to the best knowledge of the Responsible Officer providing such Officer’s Certificate, no event has occurred that could reasonably be expected to result in the modification, cancellation or revocation of any Governmental Approval;

(xv) copies of each Material Contract in existence as of the Closing Date, accompanied by an Officer’s Certificate of the Borrower, attaching copies of all such Material Contracts, and certifying that (A) the copies of the Material Contracts delivered pursuant to this Section 3.01(a)(xv) are true, correct and complete copies of such Material Contract; (B) no term or condition of any Material Contract has been amended from the form thereof delivered pursuant to this Section 3.01(a)(xvi) (other than in connection with any amendments or supplements so delivered); and (C) other than as set forth in the Disclosed Litigation, (1) each Material Contract delivered pursuant to this Section 3.01(a)(xv) is in full force and effect, enforceable against the Borrower or any of its Subsidiaries which is a party thereto in accordance with its terms and, to the Borrower’s best knowledge, enforceable against each other party thereto in accordance with its terms; (2) neither the Borrower nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any other party to any Material Contract delivered pursuant to this Section 3.01(a)(xv)

is in default thereunder, except as otherwise set forth in Schedule 4.01(r); and (3) the Borrower and its Subsidiaries and, to the Borrower’s best knowledge, each other Person party to any Material Contract delivered pursuant to this Section 3.01(a)(xv) has complied with all conditions precedent to its obligations under such Material Contract required to be performed or complied with by any such Person as of the Closing Date;

(xvi) a certificate from the Chief Financial Officer of the Borrower attesting to the Solvency of the Borrower and its Subsidiaries, when considered as a whole, immediately before and immediately after giving effect to the Transactions consummated on the Closing Date, in each case giving pro forma effect to such Transactions;

(xvii) copies of each of the New Parent Facility Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent may reasonably request (the New Parent Facility Documents and all such other agreements, instruments or documents, being the “Other Refinancing Documents”), accompanied by an Officer’s Certificate of the Parent certifying that (A) the copies of the Other Refinancing Documents delivered pursuant to this Section 3.01(a)(xvii) are true, correct and complete copies of such Other Refinancing Documents; (B) no term or condition of any Other Refinancing Document has been amended as of such date from the form thereof delivered pursuant to this Section 3.01(a)(xvii) (other than in connection with any amendments or supplements so delivered); and (C) all of the conditions precedent necessary for the incurrence of Debt and the issuance of letters of credit under the New Parent Facility have been satisfied;

(xviii) certificates signed by a Responsible Officer of the Borrower to the effect that (A) the representations and warranties contained in Article IV are true and correct on and as of the Closing Date as though made on and as of such date both immediately before and immediately after giving effect to the Borrowing; and (B) no Default has occurred and is continuing or would result from the Borrowing or the consummation of that portion of the Transactions being effected on the Closing Date (the “Closing Date Transactions”); and

(xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b) There shall exist (i) no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries or any such Person’s properties pending or threatened, before any court, before or by any Governmental Authority or before any arbitrator and (ii) no default by any such Person under any applicable order, writ, injunction or decree of any court, Governmental Authority or arbitrator, in the case of either of clauses (i) or (ii), (A) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) (the “Disclosed Litigation”); (B) purports to affect the Transactions or any portion thereof, the ability of the Borrower or any Loan Party to perform their respective obligations under the Transaction Documents or the ability of the Parent or any of its Subsidiaries to perform their respective obligations under the Transaction Documents; or (C) purports to affect the legality, validity or enforceability of any Transaction Document, or the consummation of the Transactions, and there shall have been no material adverse change, in the status of, or financial effect on, any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f).

(c) All Governmental Approvals shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders), are in full force and effect and are final and non-appealable (except for potential court review of the SEC’s Order dated February 3, 2004 (Holding Co. Act Release No. 27796) as provided in Section 24 of PUHCA) and do not contain any restrictions, conditions or requirements which are then required to be satisfied and have not been satisfied; all then-applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions or the rights of the Borrower or its Subsidiaries to create or maintain the perfection of any Lien on, any properties now owned or hereafter acquired by any of them.

(d) There shall not exist any default or event of default in respect of any material indebtedness or agreement of the Borrower or any of its Subsidiaries, including under the Existing Indentures or the Senior Note Indenture.

(e) All conditions to the incurrence of Debt and the issuance of the letters of credit under the New Parent Facility shall have been satisfied and simultaneous with the making of the Borrowings (i) letters of credit under the New Parent Facility shall have been issued in replacement for the Existing Letters of Credit and (ii) all amounts outstanding under the Existing Parent Credit Agreement shall have been repaid in full.

(f) All Existing Unsecured Lender Debt shall have been repaid in full in cash from sources other than the proceeds of the Advances.

(g) Except for Disclosed Matters, since December 31, 2002, there shall not have occurred any Material Adverse Change.

(h) All of the requirements under Section 2.13 of the Security and Intercreditor Agreement necessary to constitute the Obligations of the Loan Parties under the Group Assets Facility and the Term C Facility as Secured Replacement Senior Debt Obligations shall have been satisfied in full or waived in accordance with the terms of the Security and Intercreditor Agreement.

(i) All conditions to the effectiveness of the SIA Amendment (other than the repayment in full of the Existing Lender Debt) shall have been satisfied.

(j) All required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority or admissibility in evidence of the Financing Documents, and the security interests purported to be granted by the Financing Documents, required to be paid on or prior to the Closing Date shall have been paid in full or an appropriate exemption therefrom shall have been obtained.

(k) All Taxes (i) due and payable on or prior to the Closing Date in connection with the execution, delivery, filing, recording or admissibility in evidence of the Financing Documents or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the Financing Documents and (ii) due and payable on or prior to the Closing Date by the Borrower or any of its Subsidiaries in connection with the consummation of the transactions contemplated by, and the performance of, the Financing Documents shall, in the case of clauses (i) and (ii) of this Section 3.01(k), have been duly paid in full.

(l) The representations and warranties of the Borrower and each other Loan Party contained in Article IV and Article III of the Security and Intercreditor Agreement shall be true and correct, on and as of the Closing Date (immediately before and immediately after the consummation of the Closing Date Transactions, including the making of the Borrowing), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(m) No Default shall exist, or would result from the consummation of the Closing Date Transactions, including the making of the Borrowing or from the application of the proceeds from the Borrowing.

(n) The Facilities shall have received a rating by S&P and by Moody’s.

(o) The Transfer shall have occurred and the Original Springdale Agent shall have resigned as Agent under the Springdale Credit Agreement in accordance with the terms of the Springdale Agency Letter Agreement.

(p) The Borrower shall have paid all accrued fees of the Agents, the Lenders and the Arranger Parties and all accrued expenses of the Administrative Agent, the Collateral Agent and the Intercreditor Agent (including all fees and expenses of counsel or PA Consulting payable pursuant to Section 9.04(a) to the extent invoiced at least 3 Business Days prior to the Closing Date).

Section 3.02 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to it unless an officer of the Administrative Agent responsible for the transactions contemplated by the applicable Financing Documents shall have received notice from such Lender prior to the making of its Advance or the making of Advances by the Lenders specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to each Lender and the Administrative Agent as of the date hereof, as of the Closing Date and, with respect to the Term B Credit Agreement, any Borrowing made pursuant to Section 2.14 of the Term B Credit Agreement, that:

(a) Each of the Borrower and its Subsidiaries (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified to do business and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate or limited liability company (as applicable) power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 4.01(a). All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and, except for the ML Interests, are owned by the Parent free and clear of all Liens other than pursuant to the Collateral Documents and Liens for taxes, assessments and governmental charges or levies.

(b) Set forth on Schedule 4.01(b) is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests, the identity of each owner thereof and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in (i) the Borrower’s Subsidiaries (other than AGC) have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and (ii) AGC have been validly issued, are fully paid and non-assessable and are owned by the Borrower (as to 77.03%), free and clear of all Liens, or by MPC (as to 22.97%).

(c) Other than as disclosed on Schedule 4.01(a), the execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the AESC Transactions, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture (including, without limitation, the Bond Instruments or the Senior Note Indenture), mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any property or assets of any Loan Party. No consent or other action by any Person other than the Required Creditors (as such term is defined in the Security and Intercreditor Agreement) and the acknowledgement of the Collateral Agent and the Intercreditor Agent is necessary for the effectiveness of the SIA Amendment or the amendment of the Security and Intercreditor Agreement pursuant thereto. No Loan Party is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Financing Document to which it is or is to be a party, or for the consummation of the AESC Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority nature thereof as stated in Section 2.02 of the Security and Intercreditor Agreement) other than (A) filing of the financing statements duly completed for filing under the UCC covering the Collateral described in the Collateral Documents (and upon the filing of such financing statements in the relevant jurisdictions, all authorizations, approvals, actions by, and notices to or filings with, any Governmental Authority required for the perfection of the Liens created by the Collateral Documents (including the priority nature thereof as stated in Section 2.02 of the Security and Intercreditor Agreement), other than the Other Perfection Requirements, shall have been duly obtained, taken and filed) and (B) the Other Perfection Requirements or (iv) the exercise by any Secured Party of its rights under the Financing Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (1) for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) (the “Governmental Approvals”), all of which have been duly obtained, taken, given or made, are in full force and effect, are held in the name of a Loan Party, are not subject to appeal (except for potential court review of the SEC’s Order dated February 3, 2004 (Holding Co. Act Release No. 27796) as provided in Section 24 of PUHCA), intervention, rehearing, reconsideration, or similar proceeding and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed, (2) for the Other Perfection Requirements, (3) for all other authorizations, approvals, actions, notices and filings required under Applicable Law for any exercise of possessory remedies with respect to the Collateral (including with respect to foreclosure proceedings) and (4) as disclosed on Schedule 4.01(a). All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties to create any Lien on any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Financing Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement is, and each other Financing Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f) There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) affects or purports to affect the legality, validity or enforceability of any Financing Document or the consummation of the AESC Transactions, and there has been no change in respect of the Disclosed Litigation described on Schedule 4.01(f) which could reasonably be expected to have a Material Adverse Effect.

(g) (i) Each of the financial statements of the Borrower delivered by it to the Administrative Agent pursuant to Sections 3.01(a)(x), and, to the extent applicable at the time this representation and warranty is made, 5.04(b) and 5.04(c) is true, complete and correct in all material respects as of the date of such statement, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly presents the Borrower’s financial condition and results of operations as of the date thereof. Except as (i) previously disclosed publicly by the Parent or any of its Subsidiaries or (ii) set forth in Schedule 4.01(g), there are no material liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including any liabilities or obligations that would not be required to be disclosed in a financial statement, including the footnotes thereto, pursuant to GAAP, for the period to which such financial statements relate) that could reasonably be expected to have a Material Adverse Effect. Except as (A) previously disclosed publicly by the Parent or any of its Subsidiaries or (B) set forth in Schedule 4.01(g), since the date of its most recent financial statements delivered under this Agreement, no event, condition, occurrence or circumstance has existed or has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect. Except as (1) previously disclosed publicly by the Parent or any of its Subsidiaries or (2) set forth in Schedule 4.01(g), the Borrower does not know of any reasonable basis for the assertion against it or any of its property or assets of any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that is not fully reflected in such financial statements which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) The Consolidated forecasted balance sheets, statements of income, statements of cash flows of the Borrower delivered pursuant to Section 3.01(a)(xi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable good faith estimate of future financial performance by the Borrower and its Subsidiaries.

(iii) Except for Disclosed Matters, since December 31, 2002, no Material Adverse Change has occurred.

(h) Neither the Information Memorandum nor any other information, exhibit or report furnished by the Parent or any Loan Party to any Agent, Arranger Party or any other Lender in connection with the negotiation and syndication of the Financing Documents, the consummation of the AESC Transactions or pursuant to the terms of the Financing Documents, when taken together with the information contained in the Borrower’s most recent annual report on Form 10-K (the “Form 10-K”) and in the Borrower’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K, contained, contains or will contain, taken as a whole (as of the date on which such information is or was provided to any Agent, Arranger Party or Lender, as modified or otherwise supplemented by information so provided) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, exhibit or report was based upon or constitutes a forecast or projection, the Borrower represents only that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts or projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrower and its Subsidiaries (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that the Borrower makes no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or materialize).

(i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(j) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the 1940 Act. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Financing Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected security interest (in the order of priority contemplated by Section 2.02 of the Security and Intercreditor Agreement) in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions (other than the Other Perfection Requirements) necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Financing Documents.

(l) The Borrower is, individually and together with its respective Subsidiaries, Solvent.

(m) No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, filed with the Internal Revenue Service, is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Loan Parties nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

(n) (i) Except as disclosed on Schedule 4.01(n) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, the operations and properties of the Borrower and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits. Except as could not reasonably be expected to have a Material Adverse Effect, (A) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs and (B) no circumstances exist that could reasonably be expected to (1) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties or (2) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i) Except as disclosed on Schedule 4.01(n) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (B) there are no and never have been any unlawful underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries or on any property formerly owned or operated by the Borrower or any of its Subsidiaries, and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries.

(ii) Except as disclosed on Schedule 4.01(n) or in the Borrower’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been used, sold or disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

(o) (i) Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. Insofar as then required thereunder, all amounts due and payable by the Borrower or any of its Subsidiaries under the Tax Allocation Agreement have been paid, and all amounts due and payable to the Borrower or any of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits), except as could not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (A) to the extent that the aggregate amount of any unpaid taxes due, together with applicable interest and penalties, does not exceed $25,000,000 or (B) to the extent such unpaid taxes are subject to Contest.

(p) Set forth on Schedule 4.01(p) is a complete and accurate list of all real property with a book value in excess of $5,000,000 owned by the Borrower or any of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and the book value thereof. The Borrower or such Subsidiary has good, marketable and insurable fee simple title to all real property on such Schedule, free and clear of all Liens, other than Liens created or permitted under the Financing Documents.

(q) Set forth on Schedule 4.01(q) is a complete and accurate list of all leases of real property under which the Borrower or any of its Subsidiaries is the lessee and which provide for annual lease payments in excess of $1,000,000, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the best knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and, except where the failure to do so could not reasonably be anticipated to have a Material Adverse Effect.

(r) Each Material Contract has been duly authorized, executed and delivered by all parties thereto is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and, except as described in Schedule 4.01(r), there exists no default under any Material Contract by any party thereto, except to the extent that any such default could not reasonably be expected to have a Material Adverse Effect.

(s) Set forth on Schedule 4.01(s) is a complete and accurate list as of the Closing Date, (except, solely with respect to the amount thereof, as otherwise indicated thereon) of each Qualifying Obligation constituting Surviving Debt owed by the Borrower or any of its Subsidiaries, showing the amount, obligor or issuer, creditor and maturity thereof.

(t) Set forth on Schedule 4.01(t) is a complete and accurate list as of the Closing Date of all Liens (other than Permitted Liens, Liens created under the Collateral Documents and Liens specified in clause (iv) below) on the property or assets of the Borrower and its Subsidiaries, showing the lienholder thereof and the property of or assets of the Borrower or any of its Subsidiaries subject thereto. The property of the Borrower and its Subsidiaries is subject to no Liens other than (i) Liens set forth on Schedule 4.01(t), (ii) Permitted Liens, (iii) Liens created under the Collateral Documents, and (iv) Liens existing as of the Closing Date but not set forth on Schedule 4.01(t) which secure, individually, an amount of Obligations not to exceed $5,000,000 or which secure, in the aggregate, an amount of Obligations not to exceed $25,000,000.

(u) As of the Closing Date, set forth on Schedule 4.01(u) is a complete and accurate list of all Investments held by the Borrower or any of its Subsidiaries other than (i) Cash Equivalents, (ii) extensions of credit in the ordinary course and (iii) Investments which have, in the aggregate, a fair market value of less than $5,000,000.

(v) The Borrower is a “registered holding company”, as such term is defined in PUHCA. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries has all authorizations and approvals from the Federal Energy Regulatory Commission or other Governmental Authority required to provide the services and goods (including electric capacity, energy and ancillary services) it sells, including all necessary rate schedules on file and effective with the Federal Energy Regulatory Commission for the Borrower and its Subsidiaries to sell electricity at wholesale and authorizations necessary for the Borrower and its Subsidiaries to engage in existing affiliate transactions.

(w) Other than as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and (ii) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(x) The Borrower and its Subsidiaries have all necessary property rights (including easements or other rights of ingress or egress) required for the design, development, construction, supply, start-up, commissioning, testing, operation or maintenance of each electric generating power station owned, partially or wholly, or being developed by the Borrower or such Subsidiary, and all services, electric and other interconnections, transmission facilities, utilities, water supply and water discharge facilities and materials for the Borrower and its Subsidiaries to develop, construct, operate and maintain each electric power generating plant of the Borrower or such Subsidiary are owned or leased by the Borrower or such Subsidiary, or are required to be made available to the Borrower or such Subsidiary under the Assigned Agreements, except for those which are otherwise available to the Borrower or such Subsidiary at commercially reasonable rates or the absence of which could not reasonably be expected to have a Material Adverse Effect.

(y) Set forth on Schedule 4.01(y) is a true, complete and correct description of all property damage and liability insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid, except where the failure to pay could not reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost as available to companies of a similar size operating in the same or similar businesses.

(z) The Term B Advances and the Term C Advances made on the Closing Date constitute Secured Replacement Senior Debt Obligations.

(aa) There are no material obligations to be performed by Black & Veatch Construction, Inc. pursuant to that certain Engineering, Procurement and Construction Agreement between the Borrower and Black & Veatch Construction, Inc., dated as of November 21, 2000, in respect of the Springdale Plant.

(bb) None of the Excluded Subsidiaries (other than AGC and Buchanan Generation, LLC) individually holds any assets or property, including, without limitation, any deposit or securities accounts with a fair market value in excess of $10,000,000.

Section 4.02 Representations and Warranties of the Other Loan Parties. Each Loan Party other than the Borrower represents and warrants to each Lender and the Administrative Agent that:

(a) It (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite corporate or limited liability company power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 4.01(a). All of the outstanding Equity Interests in such Loan Party have been validly issued, are fully paid and non-assessable and are owned by another Loan Party free and clear of all Liens other than Liens created under the Collateral Documents.

(b) Other than as disclosed on Schedule 4.01(a), its execution, delivery and performance of each Transaction Document to which it is or is to be a party, and the consummation of the AESC Transactions to which it is or is to be a party, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene its Constituent Documents, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument to which it is a party or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of its property or assets. It is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

(c) All Governmental Approvals required by it for (i) its due execution, delivery, recordation, filing or performance of any Transaction Document to which it is or is to be a party, (ii) its grant of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by it under the Collateral Documents (in the order of priority contemplated by Section 2.02 of the Security and Intercreditor Agreement), and (iv) the exercise by any Secured Party of its rights under the Financing Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents have been duly obtained, taken, given or made, are in full force and effect, are held in its name, are not subject to appeal, intervention, rehearing, reconsideration, or similar proceeding and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed, except for (1) the Governmental Approvals, all of which have been duly obtained, taken, given or made, are in full force and effect, are held in the name of a Loan Party, are not subject to appeal (except for potential court review of the SEC’s Order dated February 3, 2004 (Holding Co. Act Release No. 27796) as provided in Section 24 of PUHCA), intervention, rehearing, reconsideration, or similar proceeding and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed, (2) the Other Perfection Requirements, (3) all other authorizations, approvals, actions, notices and filings required under Applicable Law for any exercise of possessory remedies with respect to the Collateral (including with respect to foreclosure proceedings) and (4) as otherwise disclosed on Schedule 4.01(a).

(d) This Agreement has been, and each other Transaction Document to which it is or is to be a party when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and each other Transaction Document to which it is or is to be a party when delivered hereunder will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) There is no action, suit, investigation, litigation or proceeding affecting it, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) affects or purports to affect the legality, validity or enforceability of any Financing Document, and there has been no adverse change in the status, or financial effect on it, in respect of the Disclosed Litigation described on Schedule 4.01(f).

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. The Borrower agrees that, so long as any Advance shall remain unpaid or any Commitment shall remain outstanding, the Borrower will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply in all material respects with all Applicable Laws (including those regarding the paying of dividends or the making of distributions by the Borrower), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties, and (iii) conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law.

(c) Governmental Approvals. Obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all Governmental Approvals (including the Material Governmental Approvals) that are required of it for the validity or enforceability of the Transaction Documents and the Material Contracts, the ongoing operations of their respective businesses and to issue, declare or pay dividends or distributions, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, will by law become a Lien upon its property not permitted by Section 5.02 of this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Contest.

(e) Insurance. (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided that such insurance shall be in accordance with the terms and provisions set forth in Section 5.10 of the Security and Intercreditor Agreement and such insurance shall satisfy such other requirements as may be provided pursuant to the terms of each Material Contract.

(ii) Within 15 Business Days after the Closing Date, deliver evidence to the Administrative Agent that the Collateral Agent has been named as an additional insured (and, in the case of all property damage insurance, as loss payee) with respect to all property damage and liability insurance required under this Section 5.01(e).

(f) Preservation of Corporate Existence, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter or statutory), permits, licenses, approvals, franchises, and privileges in the jurisdiction of its formation and in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(g) Visitation Rights. At any reasonable time and from time to time at the cost and expense of the Borrower, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets with respect to all material transactions and business of the Borrower and each such Subsidiary in accordance with GAAP in effect from time to time.

(i) Maintenance of Properties, Etc. Operate, maintain and preserve, and cause each of its Subsidiaries to operate, maintain and preserve, all of its properties (other than any such properties as are immaterial or non-essential to the conduct of business by the Borrower and its Subsidiaries, taken as a whole) that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the merchant, non-regulated power generation industry and in accordance with Applicable Laws (including Environmental Laws).

(j) Transactions with Affiliates. Other than as may be required by PUHCA, conduct, and cause each of its Subsidiaries to conduct, (i) all transactions with any of the Affiliates of the Borrower on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower and (ii) all transactions with a Person other than an Affiliate of the Borrower on terms that are without regard to any benefit or detriment to any Affiliate of the Borrower (other than any of the Borrower’s Subsidiaries); provided that this Section 5.01(j) shall not be deemed to permit any transaction otherwise prohibited by the terms of this Agreement. Without prejudice to the foregoing, and to the extent not otherwise prohibited by any other provision of the Financing Documents, the following transactions shall be deemed to be in compliance with the first sentence of this clause (j): (A) any transaction executed in accordance with the requirements of PUHCA, (B) any agreements made by the Borrower or any of its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, so long as such provider of last resort agreements are with an Affiliate of the Borrower and approved by all applicable Governmental Authorities and (C) any transaction authorized under a tariff or rate schedule which has been approved by the Federal Energy Regulatory Commission. For the avoidance of doubt, (I) any contracts existing on the date hereof to which the Borrower or any of its Subsidiaries is a party and copies of which have been delivered to the Lenders pursuant to Section 3.01(a)(xiv) (and any renewals or replacements thereof on substantially the same terms) and (II) the Transaction Documents shall each be deemed to comply with this Section 5.01(j) except to the extent that the Federal Energy Regulatory Commission or the SEC determines that any such contract is not in conformance with Applicable Law and such non-conforming contract is not on terms described in clauses (i) or (ii) of this Section 5.01(j).

(k) Further Assurances. (i) Promptly upon request by any Agent or any Lender, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Financing Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by the Administrative Agent, the Collateral Agent or any Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or any Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Financing Documents, (B) to the full extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests (other than the Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Financing Document or under any other instrument executed in connection with any Financing Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Preparation of Environmental Reports. If any Agent shall reasonably believe that a material environmental event has occurred on any parcel of real property owned or leased by the Borrower or any of its Subsidiaries after the date hereof, provide to each Agent within 90 days after receipt of a written request from such Agent in which the Agent describes in reasonable detail the basis of such belief, at the expense of the Borrower, a Phase I environmental site assessment report for the properties described in such request prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any legally required compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if any Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, at the time following the forty-fifth day after the request of such Agent, retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Except where the failure to do so either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iii) notify the Administrative Agent of any default by any party with respect to such leases and (iv) cooperate with each Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(n) Performance of Material Contracts. Except where the failure to do so either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of all Material Contracts required to be performed or observed by it, (ii) maintain each such Material Contract in full force and effect, (iii) enforce each such Material Contract in accordance with its terms, (iv) take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and (v) upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

(o) Subsidiaries. (i) Promptly (but in any event no later than 15 Business Days after any of the following occurs), notify the Administrative Agent (A) if any Subsidiary is formed or acquired by any Loan Party after the date hereof or (B) if any Subsidiary ceases to be an Excluded Subsidiary.

(ii) Promptly (but in any event no later than 45 Business Days) (A) after the formation or acquisition after the date hereof of any new Subsidiary or (B) after any Subsidiary ceases to be an Excluded Subsidiary, deliver to the Administrative Agent (with copies to the Administrative Agent, the Collateral Agent and the Intercreditor Agent) the following: (1) an Assumption and Joinder Agreement executed by such Subsidiary pursuant to which among other things, such Subsidiary shall become a party hereto (any such Subsidiary, being an “Additional Loan Party”), (2) certified copies of the Constituent Documents of such Subsidiary, (3) certificates representing Equity Interests in such Subsidiary (if any) accompanied by undated stock powers (or an equivalent instrument) executed in blank, (4) a security and intercreditor agreement supplement executed by such Subsidiary pursuant to which such Subsidiary agrees to be a party to and be bound by the Security and Intercreditor Agreement, (5) acknowledgment copies of proper financing statements, duly filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security and Intercreditor Agreement (in the order of priority set forth therein) in respect of the property and assets of such Subsidiary,

(6) completed requests for information listing the financing statements referred to in clause (5) above and all other effective financing statements filed in the jurisdictions referred to in clause (5) above that name such Subsidiary as debtor, together with copies of such other financing statements and (7) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security and Intercreditor Agreement (in the order of priority set forth therein) with respect to any of the property or assets of such Subsidiary.

(iii) Promptly but in any event within the time periods set forth in Section 5.01(p), (A) after the formation or acquisition after the date hereof of any new Subsidiary or (B) after any Subsidiary ceases to be an Excluded Subsidiary, comply with the requirements set forth below under Section 5.01(p) with respect to any real property owned by such Subsidiary.

(p) Real Property. Promptly upon the request of the Administrative Agent (but in any event within 75 days of such request) deliver to the Collateral Agent (with copies to the Administrative Agent and the Intercreditor Agent) the following: (i) Term Mortgages, duly executed by the appropriate Loan Party in respect of the Acquired Material Property, (ii) confirmations from the title insurance company recording the Term Mortgages referred to in clause (i) that duly executed counterparts of such Term Mortgages sufficient for recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create valid and subsisting Liens on the property described therein in favor of the Collateral Agent for the benefit of the Term B Lenders, the Term C Lenders and the Collateral Agent have been recorded, and evidence reasonably satisfactory to the Administrative Agent that all filing and recording taxes and fees have been paid; (iii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued by title insurers acceptable to the Administrative Agent, insuring the Term Mortgages referred to in clause (i) to be valid and subsisting Liens on the properties described therein, free and clear of all defects (including mechanics’ Liens and materialmen’s Liens) and encumbrances, excepting only Permitted Liens (other than mechanic’s liens and materialmen’s liens to be insured against under said policies), and providing for such other affirmative insurance (including endorsements for future advances under the Financing Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable; (iv) ALTA Surveys (for which all necessary fees (where applicable) have been paid) of the Material Acquired Property dated reasonably near the date of such delivery; (v) confirmation from the title insurance company recording the Term Mortgages delivered pursuant to clause (i) with respect to the validity and (subject to the exceptions and encumbrances permitted therein) the priorities of the Term Mortgages; and (vi) evidence that all action (including payment by the Borrower to the title insurance company recording the Term Mortgages delivered pursuant to clause (i) of the amount previously notified by such title insurance company to the Borrower as necessary for it to record such Term Mortgages) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Collateral Documents (other than the Other Perfection Requirements) securing all Obligations of the Borrower and the Loan Parties under the Financing Documents have been taken.

(q) Taxes. Pay in full when due (or obtain an appropriate exemption therefrom) all Taxes (i) due and payable after the Closing Date in connection with the execution, delivery, filing, recording or admissibility in evidence of the Transaction Documents or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the Transaction Documents and (ii) due and payable from time to time by the Borrower or any of its Subsidiaries in connection with the consummation of the transactions contemplated by, and the performance of, the Transaction Documents.

(r) Stamp Duties, Etc. Pay in full when due (or obtain an appropriate exemption therefrom) all required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority or admissibility in evidence of the Transaction Documents (and the security interests purported to be granted thereby) required to be paid from time to time.

(s) Use of Proceeds. Use the proceeds of (i) the Term B Borrowing and the Term C Borrowing on the Closing Date to refinance the Borrower’s Existing Secured Lender Debt and (ii) any Term B Borrowing made pursuant to Section 2.14 of the Term B Credit Agreement subsequent to the Closing Date solely for working capital purposes or to refinance amounts outstanding under the Term C Credit Agreement.

(t) Revised Schedule 4.01(t). By no later than March 31, 2004, provide to the Administrative Agent an amended Schedule 4.01(t) reflecting in addition to the information contained therein on the Closing Date, the principal amount of the obligations secured by the Liens listed on such Schedule 4.01(t) as of the Closing Date accompanied by an Officer’s Certificate certifying that the information in such amended Schedule 4.01(t) is true, correct and complete in all material respects as of the Closing Date.

(u) Gleason Lease. Use all commercially reasonable efforts to promptly after the date hereof, deliver, or cause its appropriate Subsidiaries to deliver, a duly authorized, executed and delivered subordination of fee interest and acknowledgement of lenders from the Gleason Lessor (or its successors and assigns) in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent.

Section 5.02 Negative Covenants of the Borrower. The Borrower agrees that, so long as any Advance shall remain unpaid or any Commitment shall remain outstanding, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security and intercreditor agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens upon or in the Group Assets securing Debt of the Borrower permitted under Section 5.02(b)(i), 5.02(b)(ii), 5.02(b)(iii) to the extent such Debt is outstanding under Pollution Control Bonds or the Senior Notes or 5.02(b)(xvi) to the extent such Permitted Refinancing Debt is incurred in respect of any of the foregoing; provided that to the extent such Liens secure Permitted Refinancing Debt incurred with respect to the Term C Advances in excess of $200,000,000, such Liens shall be subordinated to the Liens securing the Term B Advances on terms and conditions acceptable to the Required Term B Lenders;

(ii) Liens upon or in the Springdale Assets securing Debt outstanding under this Agreement, the Credit Agreements or the Senior Notes or any Debt permitted to be incurred pursuant to Section 5.02(b)(xvi) to the extent such Permitted Refinancing Debt is incurred in respect of Debt outstanding under this Agreement, the Credit Agreements or the Senior Notes;

(iii) Permitted Liens;

(iv) Liens existing on the date hereof and described on Schedule 4.01(t);

(v) purchase money Liens upon or in real property, physical assets or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such real property, physical assets or equipment or to secure Debt permitted to be incurred pursuant to Section 5.02(b)(vi) incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property, physical assets or equipment to be subject to such Liens, or Liens existing on any such real property, physical assets or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (A) such Lien is incurred and the Debt secured thereby is created within 90 days after the acquisition, completion of construction or completion of improvement thereof (as applicable), and (B) no such Lien shall extend to or cover any property, physical assets or equipment other than the real property, physical assets or equipment being acquired, constructed or improved; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 5.02(b)(vi) at any time outstanding;

(vi) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(vii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vii) Liens on cash or Cash Equivalents (A) deposited in margin accounts with or on behalf of futures contract brokers or paid over to other contract counterparties or (B) pledged or deposited as collateral to a contract counterparty to secure obligations with respect to (1) contracts (other than for Debt) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, storage, lease or hedge of any energy related commodity or (2) Hedge Agreements representing commodity price contracts, transmission agreements or derivatives or interest rate derivatives to the extent that the Borrower or such Subsidiary is permitted to enter into any such Hedge Agreement pursuant to Section 5.02(b)(v);

(viii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(ix) Liens granted by the Borrower or any of its Subsidiaries in favor of a commercial trading counterparty, a futures contract broker or other contract counterparty on accounts receivable arising under, commodities covered by, other obligations owed to, and other rights of the Borrower or any of its Subsidiaries, in each case, under any contract (other than for Debt) entered into in the ordinary course of business and to the extent permitted under Section 5.02(o) in connection with commercial and trading activities (including any netting agreement) to secure the Borrower’s or such Subsidiary’s obligations under such contract; provided that such Liens are granted in the ordinary course of business and when granted, do not secure obligations which are past due;

(x) Liens granted on cash or Cash Equivalents to defease Debt that could be prepaid without violating Section 5.02(l);

(xi) Liens granted over cash or Cash Equivalents constituting proceeds from any sale or disposition of assets permitted under Section 5.02(e) deposited in escrow accounts to secured Debt permitted to be incurred under Section 5.02(b)(xi) in respect of such sale or disposition

(xii) other Liens affecting property with an aggregate fair market value not to exceed $25,000,000;

(xiii) the replacement, extension or renewal of any Lien permitted by clauses (iv), (v), (vi), (viii) or (xii) above upon or in the same property theretofore subject thereto and, if such Lien secured Debt, upon the incurrence of any Permitted Refinancing Debt in respect of such Debt secured to the extent such Permitted Refinancing Debt is incurred in accordance with Section 5.02(b); and

(xiv) subject to the PNC Control Agreement, Liens granted in favor of PNC Bank, National Association over cash, checks, deposit accounts, securities accounts and Cash Equivalents of the Borrower or its Subsidiaries held by PNC Bank, National Association from time to time to secure Debt permitted to be incurred under Section 5.02(b)(xix).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt of the Borrower under the Financing Documents (including, without limitation, Debt incurred pursuant to Section 2.14 of the Term B Credit Agreement);

(ii) secured Debt of the Borrower in an aggregate principal amount, when combined with the aggregate principal amount of Debt incurred pursuant to Section 2.14 of the Term B Credit Agreement, not to exceed $200,000,000 at any time outstanding;

(iii) Surviving Debt;

(iv) unsecured Debt owed to the Parent, the Borrower or any Subsidiary of the Borrower so long as such Debt is subordinated to the Advances in accordance with the Affiliate Subordination Terms and to the extent such Debt is owed to any Loan Party such Debt constitutes Pledged Debt;

(v) Debt in respect of Hedge Agreements entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate (A) risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities as a result of fluctuations in the prices of transmission, capacity or energy (or of any fuel required for the generation thereof) or (B) risks in respect of interest rate fluctuations; provided that in each case such Hedge Agreement shall not have been entered into for speculative purposes;

(vi) Debt incurred to finance all or any part of the acquisition, construction or improvement of any real property, physical assets or equipment (including Capital Expenditures); provided that such Debt is incurred prior to or within 90 days after such acquisition or the completion of construction or completion of improvement or such Capital Expenditures; provided further that the aggregate principal amount of Debt permitted under this Section 5.02(b)(vi), when combined with the aggregate principal amount of Debt incurred in connection with Capitalized Leases permitted under Section 5.02(b)(vii) shall not exceed $100,000,000 at any time outstanding;

(vii) Capitalized Leases in an aggregate principal amount, when combined with the aggregate principal amount of all Debt incurred pursuant to Section 5.02(b)(vi), not in excess of $100,000,000 at any time outstanding;

(viii) Debt of any Person that (x) is merged into or consolidated with the Borrower or any Subsidiary or (y) becomes a Subsidiary of the Borrower after the date hereof in either case in accordance with the terms of Section 5.02(f); provided that (A) such Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower), (B) immediately after giving effect to the investment in such Subsidiary, no Default or Event of Default shall have occurred and be continuing and (C) such Debt is non-recourse to the Borrower or any other Subsidiary of the Borrower (other than with respect to such Person and its Subsidiaries to the extent such Debt was with recourse to such Person and/or its Subsidiaries at the time of such investment);

(ix) Debt arising from the honoring by a bank or financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt is covered within five Business Days;

(x) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) Debt that may be deemed to arise as a result of agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the sale or disposition of any business, assets or Equity Interests in any Subsidiary of the Borrower consummated in accordance with the terms of Section 5.02(e) in an amount not to exceed with respect to any such sale or disposition the amount of gross proceeds received by the Borrower or any of its Subsidiaries in connection with such sale or disposition;

(xii) Debt of the Borrower represented by letters of credit, surety bonds, Contingent Obligations and performance bonds supporting obligations of the Borrower or its Subsidiaries so long as, after giving effect to such letters of credit, surety bonds, Contingent Obligations and performance bonds (and the Investment represented thereby), the Borrower would be in compliance with Section 5.02(f);

(xiii) reimbursement obligations owed to Affiliates for amounts paid on behalf of the Borrower or any of its Subsidiaries by the Parent or any of its Subsidiaries in accordance with applicable requirements under PUHCA with respect to the provision of goods or services to the Borrower or any such Subsidiary;

(xiv) unsecured Debt of the Borrower and its Subsidiaries not to exceed $100,000,000 at any time outstanding;

(xv) unsecured Debt in respect of obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which required that all such payments be made within 60 days of the incurrence of the related Debt) in the ordinary course of business and not in connection with the borrowing of money;

(xvi) Permitted Refinancing Debt incurred in respect of any Debt permitted under clauses (i), (ii), (iii), (vi), (vii), (viii) and (xiv) or this clause (xvi);

(xvii) unsecured Debt for Borrowed Money of the Borrower and its Subsidiaries incurred in the ordinary course of business, maturing within one year from the date incurred, and aggregating not more than $20,000,000 at any one time outstanding;

(xviii) additional unsecured Debt for Borrowed Money issued or incurred the proceeds of which are used to make Capital Expenditures required to be made in order to comply with Applicable Law regarding the environment or the transmission of electricity or natural gas; provided that (A) the scheduled maturity date for such Debt is a date that is at least six calendar months after the Term C Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date, (B) such Debt contains covenants and events of default which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary in any material respect than the covenants and Events of Default applicable under this Agreement, (C) no Default or Event of Default shall have occurred and be continuing, and (D) prior to the incurrence or issuance of such Debt the Borrower shall have delivered to the Administrative Agent a certificate demonstrating pro forma compliance with the covenants set forth in Section 5.03 for the period of four consecutive fiscal quarters ending on the last date of the last completed fiscal quarter immediately preceding the proposed date of incurrence of such Debt (on the assumption that such incurrence of Debt under this clause occurred on the first day of such four fiscal quarter period and using historical results of the Borrower and its Subsidiaries for such period); and

(xix) secured or unsecured Debt owed to PNC Bank, National Association from time to time in connection with the extension of credit to the Borrower or its Subsidiaries for the account of one or more employees or departments of the Borrower or its Affiliates in respect of costs and expenses incurred by such employees or departments in connection with the conduct of business on behalf of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than electric power generation, transmission and distribution, energy trading or any other business in which the Borrower or any of its Subsidiaries is engaged on the Closing Date, as described in Schedule 5.02(c).

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower;

(ii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than Section 5.02(e)(iii)), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary may merge into the Borrower; and

(iv) the Borrower may merge into or otherwise consolidate with another Person if either (A) the Borrower is the surviving entity or (B)(1) the surviving entity is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (2) the surviving entity assumes all of the Borrower’s Obligations under the Financing Documents, pursuant to agreements reasonably satisfactory to the Administrative Agent;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or to otherwise acquire any assets other than:

(i) the sale or lease of power, capacity, the right to transmit electricity or natural gas, fuel and other products and services in the ordinary course of business and any sale, lease or other disposition of damaged, surplus, worn-out or obsolete assets in the ordinary course of business;

(ii) the sale, transfer or other disposition of any Emissions Credits; provided that to the extent such sale, transfer or other disposition of Emissions Credits (A) is other than in the ordinary course of business or (B) is in the ordinary course of business but results in Net Cash Proceeds to the Borrower or its Subsidiaries in excess of $20,000,000 in the aggregate from all such sales, transfers or other dispositions of emission credits in any Fiscal Year, the Net Cash Proceeds therefrom shall be required to be applied to prepay the Advances in accordance with the provisions of Section 2.03 and 2.05 of the Security and Intercreditor Agreement;

(iii) transactions permitted under Section 5.02(d);

(iv) sales, transfers or other dispositions of assets or Equity Interests among the Borrower and its Subsidiaries; provided, however, that (A) in respect of sales, transfers or other dispositions by the Borrower to its Subsidiaries, the Borrower shall not sell, lease, transfer or otherwise dispose of any assets to any Excluded Subsidiary, and (B) in respect of sales, transfers or other dispositions by Subsidiaries to other Subsidiaries, (1) with respect to Excluded Subsidiaries, only Excluded Subsidiaries may sell, transfer or otherwise dispose of assets to another Excluded Subsidiary and (2) with respect to other Subsidiaries, such sales, transfers or other dispositions are either permitted by Section 5.02(f) or the transferring Subsidiary has received fair value for such sales, transfers or dispositions;

(v) sales, transfers or other dispositions of assets (including Equity Interests in any Subsidiary or any contractual rights); provided that (A) the consideration received by the Borrower and its Subsidiaries for such asset shall have been determined on the basis of an arms-length negotiation with non-Affiliates, (B) with respect to any asset or property for which consideration is received by the Borrower or any Subsidiary is in excess of $10,000,000, the consideration received shall be at least the Fair Market Value for such Asset and (1) if the consideration to be received with respect to such asset or property is equal to more than $10,000,000 but less than $25,000,000, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such sale, transfer or other disposition is for Fair Market Value, (2) if the consideration to be received with respect to such asset or property is equal to $25,000,000 but less than $75,000,000, the Borrower shall have delivered to the Administrative Agent, an Officer’s Certificate accompanied by a resolution of the Board of Directors of the Company pursuant to which the Board of Directors of the Company shall have concluded that such sale, transfer or other disposition is for Fair Market Value, and (3) if the consideration to be received with respect to such asset or property is equal to or greater than $75,000,000, an Officer’s Certificate accompanied by a resolution of the Board of Directors of the Company pursuant to which the Board of Directors of the Company shall have concluded that such sale, transfer or other disposition is for Fair Market Value which conclusion shall be supported by an appraisal or fairness opinion addressed to the Board of Directors from a Person other than an Affiliate of the Borrower which supports the conclusion that such sale, transfer or other disposition is for Fair Market Value, (C) no less than 75% of the purchase price (excluding the amount of any Debt assumed in connection with any such sale or other disposition by a Person other than any Loan Party) for such asset shall be paid to the Borrower and its Subsidiaries solely in cash or Cash Equivalents, (D) no portion of the non-cash proceeds received by the Borrower and its Subsidiaries shall consist of Debt of, or Equity Interests in, the Borrower or any of its Subsidiaries, (E) no Default or Event of Default shall have occurred and be continuing, (F) on or prior to such sale, transfer or disposition, all Debt (including any Pollution Control Bonds) secured by such asset shall have been either (1) defeased or repaid in full or (2) assumed by a Person other than any Loan Party in connection with such sale, transfer or other disposition, and (G) the Borrower would be in compliance with the covenants set forth in Section 5.03 as of the most recently completed period ending prior to such transaction for which financial statements and certificates required by Section 5.04(b) or 5.04(c) were required to have been delivered or for which comparable financial statements have been filed with the SEC, in each case after giving effect to such transaction and to any other event occurring during such period as to which pro forma recalculation is reasonably appropriate (including any other transaction described in this clause occurring after such period) as if such transaction (and the repayment of any Debt in connection therewith) had occurred as of the first day of such period;

(vi) sales, transfers or other dispositions of other immaterial property (other than Equity Interests in, or Debt or other Obligations of, any Subsidiary) in the ordinary course of business and on reasonable terms, if no Default exists at the time of such sale, transfer or other disposition;

(vii) so long as any of Conemaugh, NYC Energy LLC, Allegheny Energy Supply Units 3, 4 and 5 LLC, Mon Synfuel LLC or any of their respective Subsidiaries constitute an Excluded Subsidiary, the dissolution or liquidation of any thereof; and

(viii) sales or transfers of Equity Interests in the Parent to any Plan;

provided that in the case of sales, transfers or other dispositions of assets pursuant to clause (ii) (but only to the extent contemplated thereby), (v), (vi) or (vii) above, the Borrower shall, promptly upon receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, transfer or disposition prepay the Advances in accordance with the provisions of Section 2.03 and 2.05 of the Security and Intercreditor Agreement.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) equity Investments outstanding as of the date hereof by the Borrower and its Subsidiaries in their Subsidiaries or Affiliates and set forth on Part A of Schedule 4.01(u), (B) equity Investments after the date hereof in Subsidiaries of the Borrower (other than Excluded Subsidiaries), (C) Investments after the date hereof in Subsidiaries (other than Excluded Subsidiaries) of the Borrower consisting of intercompany Debt permitted under Section 5.02(b)(iv) and (D) equity or other Investments after the date hereof in AGC or Buchanan Generation LLC, the proceeds of which are used by AGC or Buchanan Generation LLC, as the case may be, for the operation, maintenance or repair of its assets and property; provided that any Debt owing to any Loan Party shall constitute Pledged Debt and be delivered to the Collateral Agent to the extent required under the terms of the Security and Intercreditor Agreement and is subject to the Affiliate Subordination Terms;

(ii) loans and advances to employees in the ordinary course of business of the Borrower and its Subsidiaries as presently conducted in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(iii) Investments in Cash Equivalents;

(iv) Investments in Hedge Agreements permitted pursuant to Section 5.02(b)(v);

(v) Investments in Subsidiaries of the Borrower resulting from drawings under, or renewals or extensions of letters of credit, surety bonds, Contingent Obligations or performance bonds supporting obligations of Subsidiaries incurred in the ordinary course of business but in any event not for speculative obligations of such Subsidiary;

(vi) Investments in any non-cash proceeds received by the Borrower or any of its Subsidiaries in connection with any sale, transfer or other disposition of any asset to the extent permitted under Section 5.02(e);

(vii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(viii) Investments not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $30,000,000; provided that with respect to each Investment made pursuant to this Section 5.02(f)(viii): (A) to the extent any such Investment constitutes (1) a newly acquired or organized Subsidiary of the Borrower or any of its Subsidiaries, the Borrower or any of its Subsidiaries acquiring such newly acquired or organized Subsidiary shall have complied with its obligations under Section 5.01(r) and (2) Equity Interests in, or Debt of, any Person, such Equity Interests or Debt shall constitute Pledged Equity Interests or Pledged Debt, as the case may be and shall be subject in all respects to the terms of the Security and Intercreditor Agreement; (B) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial conditions, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer; (C) such Investment shall be in property and assets which are part of, or in lines of business which are in the electric power generation, transmission, distribution and/or energy trading businesses; (D) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncomplete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and (E) (1) immediately before and giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.03, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.04(b) or 5.04(c) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(ix) Investments not otherwise permitted under this Section 5.02(f) existing on the Closing Date and described in Part B of Schedule 4.01(u).

(g) Restricted Payments. Declare or pay any dividend, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests (other than Equity Interests to any Person in the Borrower issued to the Parent) or obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests other than the Parent or accept any capital contributions other than capital contributions made by the Parent to the Borrower or made with respect to the ML Interest, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interest in the Borrower or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described in clause (i), (ii) or (iii) below or would result therefrom:

(i) the Borrower may (A) declare and pay cash dividends and distributions with respect to the ML Interests to the extent required under the Constituent Documents of the Borrower as in effect on the Closing Date, (B) make payments to the Parent in respect of reimbursement obligations under any drawn letter of credit posted by the Parent on behalf of the Borrower or any of its Subsidiaries to support Obligations of the Borrower or such Subsidiary undertaken in the ordinary course of business and not for speculative purposes, (C) issue and sell shares of its Equity Interests so long as the Net Cash Proceeds thereof are applied to repayment of the Advances pursuant to Sections 2.03 and 2.05 of the Security and Intercreditor Agreement, (D) commencing with the Fiscal Year ending December 31, 2005, declare and pay cash dividends to the Parent in an aggregate amount in any Fiscal Year not to exceed $10,000,000; and (E) make any equity Investment in any of its Subsidiaries permitted under Section 5.02(f);

(ii) any Subsidiary of the Borrower may (A) declare and pay cash dividends or distributions ratably to the holders of its Equity Interests, including the Borrower or any other Subsidiary of the Borrower, (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i) or 5.02(f)(vi) and (C) make any equity Investment in any of its Subsidiaries permitted under Section 5.02(f); and

(iii) the Borrower or any Subsidiary of the Borrower may sell, transfer or contribute any Equity Interests in the Parent to any Plan;

provided, however, that the provisions of this clause (g) shall not apply to any dividends or distributions required to be made to the Parent pursuant to the terms of Section 4.01(b) of the Intercreditor Agreement or which are made for the purpose of returning to the Parent funds received by the Borrower from the Parent pursuant to the provisions of Section 4.01(a) of the Intercreditor Agreement.

(h) Payment Restrictions Affecting the Borrower and its Subsidiaries. Enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of the Borrower or any of its Subsidiaries to (i) create, incur or permit to exist any Lien upon any of its property or assets, (ii) declare or pay any dividend or other distribution in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise invest in, the Borrower or any of its Subsidiaries, or (iii) transfer its property or assets to the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law, (B) any Financing Document, (C) the terms of any Existing Debt as in effect on the date hereof (or any Permitted Refinancing Debt incurred in connection therewith; provided that the terms thereof are no more restrictive, taken as a whole, than the restrictions or limitations provided for in the Financing Documents), (D) any agreement in effect with respect to any Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (E) any negative pledge incurred or provided in favor of any holder of Debt permitted under 5.02(b)(v) solely to the extent any such negative pledge relates to the property financed by or subject of such Debt (or any Permitted Refinancing Debt incurred in connection therewith; provided that the terms thereof are no more restrictive, taken as a whole, than the restrictions or limitations provided for in the Financing Documents), (F) any agreement for the sale or disposition of assets or property permitted under Section 5.02(e), provided that such restrictions and conditions apply only to the asset or property that is to be sold or the proceeds thereof, (G) any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any of its Subsidiaries is a party, entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary, (H) customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, which restrictions, when taken as a whole, are no more restrictive than any similar restrictions in effect on the Closing Date, (I) any negative pledge provided for in any joint venture agreements, stockholder or partnership agreements or organizational documents relating to joint ventures or partnerships, and (J) any such restrictions or limitations contained in any other agreement (including any agreement related to the New Parent Facility) in effect on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions or limitations in effect on the Closing Date.

(i) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback unless the sale of such property would be permitted under Section 5.02(e) and any Capitalized Lease and any Lien arising in connection therewith are permitted by Sections 5.02(a) and 5.02(b), respectively.

(j) Amendments of Constituent Documents. Amend, or permit any of its Subsidiaries to amend, its Constituent Documents, other than such amendments as could not reasonably be expected to have a Material Adverse Effect.

(k) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP or if its Board of Directors otherwise decides, or (ii) Fiscal Year.

(l) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case prior to the scheduled maturity thereof in any manner, whether directly or indirectly, or make any payment in violation of any subordination terms of, any Debt, or permit any of its Subsidiaries to do any of the foregoing (other than prepay any Debt payable to the Borrower), or amend, modify or change in any manner any material term or condition of any Debt (including the Bond Instruments and the Senior Note Indenture), other than (i) in the case of the Borrower only, for, and in connection with, the prepayment of (A) on the Closing Date, the Existing Lender Debt and (B) Debt outstanding under this Agreement, (ii) in the case of any Subsidiary of the Borrower, prepayments of any Debt owed by such Subsidiary to the Borrower, (iii) in the case of the Borrower and its Subsidiaries, prepayments of Debt permitted to be outstanding under Section 5.02(b)(xvii) or any other Debt which is refinanced and prepaid concurrently with the proceeds of Permitted Refinancing Debt permitted to be incurred under Section 5.02(b) or (iv) to the extent required to effectuate any sale, transfer or other disposition of assets which is permitted under Section 5.02(e).

(m) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, or amend, amend and restate, supplement or otherwise modify any Material Contract, or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract to the extent that any such cancellation, termination, amendment, amendment and restatement, supplement, modification, waiver, approval or consent to any thereof could reasonably be expected to have a Material Adverse Effect.

(n) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or enter into any profit-sharing or royalty agreement or other similar arrangement or commit to a trust whereby the Borrower’s income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the Tax Allocation Agreement, the PJM Interconnection Agreements or the OVEC Agreement, or permit any of its Subsidiaries to do so, except (i) in order to enhance the tax efficiency of the Borrower and its Subsidiaries, taken as a whole; provided that (A) no Debt for Borrowed Money is incurred in connection therewith, (B) no Lien (other than any Lien in favor of the Collateral Agent) is created, granted, incurred or assumed in connection therewith and (C) such other Person is a Loan Party and (ii) as permitted under Section 5.02(f).

(o) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including take-or-pay contracts, long term fixed price off-take contracts and contracts for the sale of power for which physical delivery is not available) unless the same (i) is consistent with the policy on Corporate Energy Risk Policy (as amended from time to time) approved by the Borrower’s board of directors or (ii) has been approved in writing by the Required Lenders.

(p) Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures made (i) in the ordinary course of business not to exceed, in the aggregate for the Borrower and its Subsidiaries during each Fiscal Year set forth below, the amount set forth opposite such Fiscal Year:

Fiscal Year	Amount
2004	$120,000,000
2005	$140,000,000
2006	$165,000,000
2007	$180,000,000
2008	$200,000,000
2009	$200,000,000
2010	$200,000,000
2011	$200,000,000

provided, however, that so long as no Event of Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the Fiscal Year for which it is permitted above, may be carried over for expenditure in the next following Fiscal Year (and shall be deemed to be spent before the amount originally allocated to such Fiscal Year by the foregoing table), (ii) in order to comply with Applicable Law regarding the environment or the transmission of electricity or natural gas or (iii) any additional Capital Expenditures to those permitted pursuant to clause (i) or (ii) during the Fiscal Year ending December 31, 2004 to remedy the damage sustained by Unit No. 1 of the Pleasants Power Station located in St. Mary’s, West Virginia as a result of the failure occurring on February 9, 2004, in an aggregate amount not to exceed $10,000,000 and.

(q) Formation of Subsidiaries. Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary to the extent prohibited by Section 5.02(f) and in accordance with Section 5.01(o).

(r) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate of the Borrower to terminate, any Plan so as to result in any liability of the Borrower or any ERISA Affiliate, which could reasonably be expected to have a Material Adverse Effect, or (ii) permit to exist any Termination Event with respect to a Plan which could reasonably be expected to have a Material Adverse Effect to the extent such Termination Event is within the control of the Borrower.

(s) Ranking. Take or consent to any action that would have the effect of altering the ranking of the Senior Debt Obligations under Section 2.02 of the Security and Intercreditor Agreement.

Section 5.03 Financial Covenants of the Borrower. The Borrower agrees that, so long as any Advance shall remain unpaid or any Commitment shall remain outstanding, the Borrower will not:

(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than the ratio set forth for such fiscal quarter below:

Four Fiscal Quarters Ending	Ratio
December 31, 2004	1.10:1.00
March 31, 2005	1.25:1.00
June 30, 2005	1.25:1.00
September 30, 2005	1.25:1.00
December 31, 2005	1.50:1.00
March 31, 2006	1.60:1.00
June 30, 2006	1.75:1.00
September 30, 2006	2.00:1.00

December 31, 2006	2.00:1.00
March 31, 2007	2.00:1.00
June 30, 2007	2.00:1.00
September 30, 2007	2.00:1.00
December 31, 2007	2.00:1.00
March 31, 2008	2.20:1.00
June 30, 2008	2.30:1.00
September 30, 2008	2.40:1.00
December 31, 2008	2.40:1.00
March 31, 2009	2.40:1.00
June 30, 2009	2.40:1.00
September 30, 2009	2.40:1.00
December 31, 2009	2.40:1.00
March 31, 2010	2.40:1.00
June 30, 2010	2.40:1.00
September 30, 2010	2.40:1.00
December 31, 2010	2.40:1.00

(b) Leverage Ratio. Permit the Leverage Ratio as of any fiscal quarter to be greater than the ratio set forth below for each fiscal quarter set forth below:

Four Fiscal Quarters Ending	Ratio
December 31, 2004	10.00:1.00
March 31, 2005	9.75:1.00
June 30, 2005	9.50:1.00
September 30, 2005	9.00:1.00
December 31, 2005	8.75:1.00
March 31, 2006	8.00:1.00
June 30, 2006	7.50:1.00
September 30, 2006	7.25:1.00
December 31, 2006	7.00:1.00
March 31, 2007	6.75:1.00
June 30, 2007	6.75:1.00
September 30, 2007	6.75:1.00
December 31, 2007	6.50:1.00
March 31, 2008	6.25:1.00
June 30, 2008	6.00:1.00
September 30, 2008	5.75:1.00
December 31, 2008	5.75:1.00
March 31, 2009	5.75:1.00
June 30, 2009	5.75:1.00
September 30, 2009	5.75:1.00
December 31, 2009	5.75:1.00
March 31, 2010	5.75:1.00
June 30, 2010	5.75:1.00
September 30, 2010	5.75:1.00
December 31, 2010	5.75:1.00

Section 5.04 Reporting Covenants of the Borrower. The Borrower covenants and agrees that so long as any Advances shall remain unpaid or any Commitment shall remain outstanding, the Borrower will furnish to the Administrative Agent and each of the Lenders (it being understood that delivery to the Administrative Agent for posting by the Administrative Agent of each of the following items on a electronic website shall constitute delivery to each Lender by the Borrower and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the Lenders any such item delivered by the Borrower to the Administrative Agent):

(a) Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of the Borrower becomes aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect, in each case, continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or event, development or occurrence and, in each case, the actions, if any, which the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 15 days after they are required to be filed with the SEC, a copy of the annual audit report for such year for the Borrower and its Subsidiaries including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by a report that is unqualified or is otherwise reasonably acceptable to the Required Lenders of PriceWaterhouseCoopers (or such other independent public accountants of recognized standing acceptable to the Required Lenders), as filed with the SEC, together with, for each Fiscal Year other than the Fiscal Year ending in 2003, (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations prepared by the Borrower and used by such accounting firm in determining, as to the fourth quarter of such Fiscal Year, compliance with the covenants contained in Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date) and (iii) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, as filed with the SEC, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date.

(d) Budget. As soon as available, but in no event later than 30 days after the commencement of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for such Fiscal Year setting forth the assumptions used for purposes of preparing the budget and promptly when available, any significant revisions to such budget.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any change in respect of the Disclosed Litigation described on Schedule 4.01(f) which could reasonably be expected to have a Material Adverse Effect.

(f) ERISA. (i) Promptly and in any event within 20 days after (A) the Borrower or any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of the Borrower describing such ERISA Event and (B) the date of any material correspondence between the Borrower or any of its Subsidiaries or any ERISA Affiliate and the PBGC, a copy of such material correspondence.

(ii) Promptly and in any event within three Business Days after receipt thereof by the Borrower or any of its Subsidiaries or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Promptly upon the written request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service from time to time with respect to each Plan.

(iv) Promptly and in any event within 30 days after receipt thereof by the Borrower or any of its Subsidiaries or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or such Subsidiary or any ERISA Affiliate in connection with any event described in clause (1) or (2).

(g) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except where the failure to do so could reasonably be expected to have a Material Adverse Effect.

(h) Real Property. Within 45 days after the end of each fiscal quarter, a report supplementing Schedules 4.01(p) and 4.01(q), identifying all Material Property disposed of by the Borrower or any of its Subsidiaries during such fiscal quarter, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Material Property acquired or leased during such fiscal quarter (“Acquired Material Property”) and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in respect of such Acquired Material Property.

(i) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Lender may reasonably specify.

(j) Other Information. (i) To the extent not required to be provided pursuant to the terms of Section 5.03(j)(ii), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(ii) Promptly upon the filing thereof, copies of all registration statements, reports or other materials (other than any Form U-1) filed by the Borrower with the Securities and Exchange Commission;

(iii) Promptly after receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by such Person from its certified public accountants and the management’s response thereto;

(iv) No later than one day prior to the anticipated receipt by the Borrower or any Subsidiary of the Borrower of Net Cash Proceeds from (A) any sale or other disposition of any asset or property of the Borrower or such Subsidiary, the proceeds of which are expected to be greater than $10,000,000 individually or in the aggregate in any given Fiscal Year or (B) the issuance of any Debt or Equity Interests, the proceeds of which are, in either case, required to be applied to prepay the Advances in accordance with Sections 2.03 and 2.05 of the Security and Intercreditor Agreement, a certificate of a Responsible Officer of the Borrower setting forth (1) a description of the transaction giving rise to such Net Cash Proceeds, (2) the date or dates upon which such Net Cash Proceeds are anticipated to be received by the Borrower or such Subsidiary, (3) the amount of Net Cash Proceeds anticipated to be received on such date or each of such dates (together with a schedule detailing the calculations necessary to determine the amount of Net Cash Proceeds), and (4) the amount of such Net Cash Proceeds that it is anticipated will be applied to prepay the Advances;

(v) Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Transaction Document or indenture, loan or credit or agreement in respect of any Qualifying Obligation regarding or related to any breach or default by any party thereto that could reasonably be expected to have a Material Adverse Effect or any other event that reasonably be expected to have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such Transaction Document or indenture, loan or credit or agreement; and

(vi) Such other information respecting the business or properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

(k) Emissions Credits. If at any time during any Fiscal Year, the Net Cash Proceeds received from the sale, transfer or other disposition of Emissions Credits by the Borrower and its Subsidiaries for such Fiscal Year exceeds $10,000,000, promptly but in any event within 45 days after the end of each remaining fiscal quarter for such Fiscal Year, a report summarizing each sale, transfer or other disposition of Emissions Credits during such fiscal quarter, including the amount, a description of the consideration received and the Net Cash Proceeds (if any) received in respect of each such sale, transfer or other disposition.

ARTICLE VI

EVENTS OF DEFAULT; ACCELERATION; INTERCREDITOR AGREEMENTS

Section 6.01 Events of Default. Each of the following events, conditions or occurrences shall be an “Event of Default”:

(a) the Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Advance, or (ii) within three Business Days after the same becomes due, any interest on any Advance or any fee or other amount due hereunder or under any other Financing Document; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Financing Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.01(f), 5.01(s), 5.02 (other than 5.02(o)), 5.03 or 5.04(a), 5.04(e), 5.04(f)(i)(A), 5.04(f)(ii) or 5.04(f)(iv) of this Agreement; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(j), 5.01(k), 5.01(o), 5.02(o), 5.01(p) or 5.04 (other than Section 5.04(a), 5.04(e), 5.04(f)(i)(A), 5.04(f)(ii) or 5.04(f)(iv)) and such failure shall remain unremedied for 30 days after the date on which a Responsible Officer of the Borrower becomes aware of such failure; provided that with respect to Section 5.04(j)(iv) no Event of Default shall have occurred as a result of the failure to deliver the notice contemplated thereby if the Borrower has made any prepayment required to be made in connection with the related transaction or

(e) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 6.01(a), 6.01(c) or 6.01(d) above) contained in any Financing Document on its part to be performed or observed and such failure shall remain unremedied for 60 days after the date on which a Responsible Officer of the Borrower becomes aware of such failure; or

(f) (i) any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Financing Documents or Debt which is subject to Contest) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or with respect to any Hedge Agreement with an Agreement Value of more than $25,000,000 either individually or in the aggregate or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (A) such Debt to be demanded, become due, be repurchased, prepaid, defeased or redeemed (automatically or otherwise), (B) an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (C) cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value owed by the Loan Party or such Subsidiary as a result thereof is greater than $25,000,000 either individually or in the aggregate; or

(g) any Insolvency Proceeding shall occur with respect to the Borrower or any of its Subsidiaries; or

(h) except in connection with the Merrill Lynch Litigation or the EPMI Litigation, there is entered against the Borrower or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 either individually or in the aggregate (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings are not stayed within 10 days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) there occurs any Change of Control; or

(j) any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create solely for the benefit of the Secured Parties (or the enforceability thereof shall be contested by any Loan Party) (i) with respect to any portion of the Group Assets, a valid and, but for the giving of notices of Liens thereunder to Persons other than Affiliates of the Borrower, perfected Lien on and security interest in such Collateral with the applicable priority set forth in Section 2.02 of the Security and Intercreditor Agreement and (ii) with respect to any portion of the Springdale Assets, a valid and perfected Lien on the Springdale Assets with the applicable priority set forth in Section 2.02 of the Security and Intercreditor Agreement and, in the case of clause (i) and (ii) above relating to any invalidity or non-perfection of any such Lien with respect to an immaterial portion of the Collateral as a result of administrative or ministerial errors, such occurrence shall remain unremedied for 60 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(k) any material provision of any Financing Document shall be canceled, terminated, declared to be null and void or shall otherwise cease to be valid and binding on any Loan Party that is a party thereto, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or any Loan Party shall deny in writing any further liability or obligation under any provision of any Financing Document; provided, however, that the foregoing provisions of this clause (k) shall not apply to any Financing Document that is canceled, terminated, declared to be null and void or which ceases to be valid or binding on the Borrower in accordance with its terms or by agreement of the requisite parties thereto; or

(l) any ERISA Event shall have occurred with respect to a Plan the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is reasonably expected to incur liability as a result of or in connection with such ERISA Event in an amount exceeding, in the aggregate with any amounts applicable under clauses (m) and (n) of this Section 6.01, $25,000,000; or

(m) the Borrower or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (l) and (n) of this Section 6.01, $25,000,000, or requires payments exceeding $25,000,000 per annum; or

(n) the Borrower or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 6.01, $25,000,000; or

(o) any Loan Party shall at any time deliver or cause to be delivered to the Collateral Agent without prior written consent of the Collateral Agent a notice pursuant to 42 Pa. C.S.A. § 8143 electing to limit the indebtedness secured by any Mortgage to which such Loan Party is a party.

Section 6.02 Actions Following an Event of Default. Each Lender hereby agrees to give prompt notice to the Administrative Agent of the occurrence of any Event of Default of which it has knowledge. At any time after the Administrative Agent has received such a notice of an Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (a) declare all or any part of the Commitments and the obligation of the Lenders to make Advances under the Credit Agreements to be terminated, whereupon the same shall forthwith terminate, and (b) declare all or any part of the Notes, all interest thereon and all other amounts payable under this Agreement and the Credit Agreements owing to the Lenders to be forthwith due and payable, whereupon such Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that upon the occurrence of any Event of Default described in Section 6.01(g) with respect to the Borrower, (A) the Commitments of each Lender shall automatically be terminated and (B) all Notes, all interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.03 Default Interest. At such time as any Event of Default has occurred and is continuing, each Lender shall apply the post-default interest rate provided in Section 2.07(b) of the applicable Credit Agreement to any amount due (whether in accordance with the original amortization schedule, as a result of acceleration or otherwise).

Section 6.04 Priority of Claims Following Enforcement Action. (a) Notwithstanding anything in (i) this Agreement, the Credit Agreements, the Security and Intercreditor Agreement, any other Collateral Document or any filing made in respect of the Collateral to the contrary or (ii) the rules for determining priority under the UCC or any other law governing the relative priorities of secured creditors, each of the Term B Lenders and the Term C Lenders hereby agrees that as between themselves, the rights and claims of any of the Term C Lenders in respect of any of the Collateral or any Enforcement Proceeds realized therefrom shall be and hereby are subject and subordinate to the prior payment in full in cash of all Secured Obligations owing to the Term B Lenders.

(b) In furtherance of the agreement of the Term B Lenders and the Term C Lenders set forth in Section 6.04(a), upon receipt of any Enforcement Proceeds, the Administrative Agent is hereby instructed to apply (i) to the extent such Enforcement Proceeds are received in respect of the Springdale Assets or the Springdale Liens, in the following order of priority:

first, to the payment of the Applicable Portion of all reasonable fees, costs and expenses (including legal fees and expenses) and any other amounts payable to the Administrative Agent in connection with the Administrative Agent’s execution and administration of its duties hereunder or under any other Financing Document to which it is a party;

second, pro rata to the payment of Springdale Obligations owing to the Term B Lenders;

third, pro rata to the payment of all remaining Secured Obligations owing by any Loan Party to the Term B Lenders under or in respect of the Group Assets Facility;

fourth, pro rata to the payment of all Secured Obligations owing by any Loan Party to the Term C Lenders under or in respect of the Term C Facility; and

fifth, after payment in full in cash of all of the Springdale Obligations and the Secured Obligations owing to the Lenders under or in respect of the Group Assets Facility and the Term C Facility, the remainder, if any, to the Borrower, its successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct; and

to the extent such Enforcement Proceeds are received in respect of the Group Assets or the Group Assets Liens in the following order of priority:

first, to the payment of the Applicable Portion of all reasonable fees, costs and expenses (including legal fees and expenses) and any other amounts payable to the Administrative Agent in connection with the Administrative Agent’s execution and administration of its duties hereunder or under any other Financing Document to which it is a party;

second, pro rata to the payment of all Secured Obligations owing to the Term B Lenders under or in respect of the Group Assets Facility;

third, pro rata to the payment of all Secured Obligations owing to the Term C Lenders under or in respect of the Term C Facility; and

fourth, after payment in full in cash of all Secured Obligations owing to the Lenders under the Group Assets Facility and the Term C Facility, the remainder, if any, to the Borrower, its successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(c) Each of the Term C Lenders agrees that in the event that it receives any payment or distribution of Enforcement Proceeds prior to the time that all Secured Obligations owing in respect of the Group Assets Facility have been fully, finally and indefeasibly paid in full in cash, such Term C Lender shall receive and hold the same in trust, as trustee, for the benefit of the Term B Lenders and shall forthwith deliver the same to the Administrative Agent, in precisely the form received for application to the payment of amounts owed to the Term B Lenders, whether due or not due, and, until so delivered, the same shall be held in trust by such Term C Lender as the property of the Term B Lender.

(d) Each of the Term C Lenders agrees that no payment or distribution of Enforcement proceeds to the Term B Lenders pursuant to the provisions of this Section 6.04 shall entitle the Term C Lender to exercise any right of subrogation in respect thereof until the Secured Obligations owing in respect of the Group Assets Facility shall have been paid in full in cash.

(e) The obligations and undertakings of the Term C Lenders and the application of the Enforcement Proceeds in accordance with the terms of this Section 6.04 shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of:

(i) any lack of validity or enforceability of any Financing Document;

(ii) any change in the time, manner or place of payment of, or in any other term of all or any of the Secured Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of any of the Financing Documents;

(iii) any exchange, release or nonperfection of any security interest in any Collateral or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Secured Obligations or any guarantee thereof;

(iv) the commencement of any Insolvency Proceeding in respect of any Loan Party and the allowance or disallowance of any claim in respect of the Secured Obligations in connection with such Insolvency Proceeding (including, any claim with respect to post-petition interest);

(v) any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(vi) any failure of any of the Term B Lenders to disclose to the Term C Lenders any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to any such Term B Lender; or

(vii) any other circumstances (except payment or discharge in full) which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Loan Party in respect of the Secured Obligations.

(f) The Term B Lenders are making the Term B Advances in reliance upon the undertakings of the Term C Lenders set forth in this Section 6.04.

(g) The undertakings and agreements contained in this Section 6.04 are solely for the benefit of the Term B Lenders and the Term C Lenders and there are no other parties

(including, without limitation, the Borrower, the Loan Parties, any Senior Note Noteholder or any of their Affiliates) who are intended to be benefited in any way by the provisions set forth in this Section 6.04 and nothing contained in this Section 6.04 is intended to affect or limit in any way the securities interest and Liens of the Lenders in, or on, any or all of the Collateral, insofar as the Borrower, the other Loan Parties, any other Secured Party or any other Person.

ARTICLE VII

REMEDIES AND ENFORCEMENT

Section 7.01 Procedures Following an Event of Default. (a) At any time after the Administrative Agent has received a notice of the occurrence of any Event of Default, the Administrative Agent shall service a notice (a “Notice of Default”) on each Lender which (i) specifies the Decision Period within which instructions referred to in clause (iii) below are to be provided to it, (ii) describes the Event of Default, and (iii) requests instructions from the Required Lenders within such Decision Period as to (A) whether or not such Event of Default should be waived or (B) whether any amendment should be made to one or more of the Financing Documents in order to cure or effectively waive such Event of Default, in which case:

(1) subject to Section 9.01, if the Required Lenders vote to waive such Event of Default or enter into such an amendment, no Lender shall be entitled (I) to accelerate any of the Senior Debt Obligations owed to it or to terminate its Commitment as a consequence of the occurrence and continuance of such Event of Default or (II) to exercise or enforce, or to instruct the Collateral Agent to exercise or enforce, any right or remedy under the Financing Documents or under Applicable Law in connection with such Event of Default; provided that nothing herein shall bar the exercise of rights or enforcement of remedies in accordance with the Financing Documents in respect of any other Event of Default which is not expressly waived by the Required Lenders pursuant to this Section 7.01; or

(2) if the Required Lenders decide not to waive such Event of Default or not to enter into such amendment, as the case may be, and decide to declare that such Event of Default has occurred for purposes of taking action under the Security and Intercreditor Agreement, the Required Lenders shall, acting through the Administrative Agent, provide (I) written notice to the Administrative Agent authorizing it to deliver a notice of default (a “Notice of Bank Facility Default”) with respect to such Event of Default to the Collateral Agent in accordance with Section 6.02(a) of the Security and Intercreditor Agreement and (II) to the extent that the Required Lenders have decided to accelerate the Advances and terminate the Commitments as a consequence of the occurrence of such Event of Default, a written notice to the Collateral Agent and the Borrower indicating that the outstanding amount of the Advances has been so accelerated and the Commitments terminated (an “Acceleration Notice”), or

(3) if, prior to the termination of the Decision Period, the Required Lenders neither vote to waive such Event of Default or enter into such an amendment nor decide to enforce such rights and remedies, the Administrative Agent shall promptly provide written notice (a “Deadlock Notice”) of such event to the Lenders and shall seek instructions from the Required Lenders as to whether it should deliver a Notice of Bank Facility Default or Acceleration Notice with respect to the occurrence of such Event of Default.

(b) If, prior to the termination of the Decision Period, the Required Lenders neither vote to waive any Event of Default or enter into amendments of one or more of the Financing Documents nor decide to enforce such rights and remedies, then during the period (the “Waiting Period”) from the date of delivery pursuant to Section 7.01(a)(3) of any Deadlock Notice with respect to such Event of Default to the date of receipt by the Administrative Agent of instructions from the Required Lenders to deliver a Notice of Bank Facility Default, no Lender shall be entitled to (i) exercise or enforce any right or remedy in connection with such Event of Default (including (A) any acceleration of the Senior Debt Obligations owed to it or the termination of its Commitment and (B) the remedies specified in Article VI of the Security and Intercreditor Agreement); or (ii) instruct the Collateral Agent to exercise or enforce any right or remedy against or in respect of the Collateral or otherwise in connection with such Event of Default); provided that nothing contained herein shall limit the rights of the Required Lenders to instruct in writing the Collateral Agent to make, or to immediately cease making, any applications from any Pledged Accounts, or the obligation of the Collateral Agent to comply with such instructions, in each case to the extent consistent with the Financing Documents.

(c) With respect to any applicable Event of Default, the Waiting Period shall automatically end, and a Notice of Bank Facility Default shall be effective, upon the agreement of the Required Lenders.

(d) Nothing in Section 7.01(b) shall be construed to restrict the right of the Required Lenders, at any time prior to the end of the Waiting Period or thereafter, to elect to waive any Event of Default or, subject to Section 9.01, agree to any amendment of one or more of the Financing Documents in order to cure such Event of Default in accordance with Section 7.01(c) and the terms of the Security and Intercreditor Agreement.

(e) In the event that an Acceleration Notice has been authorized by the Required Lenders, each Lender shall terminate its Commitments and accelerate its Advances at any time on or after the Business Day following delivery of such Acceleration Notice to the Collateral Agent.

ARTICLE VIII

THE AGENTS

Section 8.01 Authorization and Action. (a) Each Lender hereby appoints and authorizes the Administrative Agent to (i) take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the Credit Agreements and the other Financing Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and (ii) enter into an Accession Agreement in respect of the Security and Intercreditor Agreement on behalf of the Lenders and to take such other actions under the Security and Intercreditor Agreement on behalf of the Lenders as provided therein. As to any matters not expressly provided for by the Financing Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower or any other Person pursuant to the terms of this Agreement or any other Financing Document.

(b) Each Lender hereby appoints and authorizes each of the Collateral Agent and the Intercreditor Agent to take such action as agent on its behalf in accordance with the provisions of Article VII of the Security and Intercreditor Agreement and agrees to be bound by the provisions of Section 7.17 of the Security and Intercreditor Agreement.

Section 8.02 Reliance. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Financing Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing: (a) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07 of each Credit Agreement; (b) each Agent may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) each Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Financing Documents; (d) each Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) each Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; and (f) each Agent shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03 BofA, BAS, CNAI, CGMI, Citibank, CSFB, Scotia and JPMC and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, BofA, BAS, CNAI, CGMI, Citibank, CSFB, Scotia and JPMC shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not an Agent or Arranger Party; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BofA, BAS, CNAI, CGMI, Citibank, CSFB, Scotia and JPMC in its individual capacity. BofA, BAS, CNAI, CGMI, Citibank, CSFB, Scotia and JPMC and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, the Parent, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any of its Subsidiaries, the Parent, or any such Subsidiary, all as if BofA, BAS, CNAI, CGMI, Citibank, CSFB, Scotia and JPMC were not an Agent or Arranger Party and without any duty to account therefor to the Lenders.

Section 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Sections 3.01 and 5.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents to which it is a party.

Section 8.05 Indemnification. (a) Each Lender severally agrees to indemnify the Agents and the Arranger Parties (in each case to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent or any Arranger Party, as the case may be, in any way relating to or arising out of the Financing Documents or any action taken or omitted by any Agent or any Arranger Party under the Financing Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from such Agent’s or such Arranger Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent and each Arranger Party promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent or such Arranger Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the principal amount of the Advances outstanding at such time and owing to the Lenders (or, prior to the date of the initial Borrowings, their respective Commitments). The failure of any Lender to reimburse any Agent or any Arranger Party promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Arranger Party as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Arranger Party for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Arranger Party for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Documents.

Section 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Financing Documents.

Section 8.07 Liability. No Agent shall be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything it may do or refrain from doing, except to the extent that any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from its gross negligence or willful misconduct.

Section 8.08 Compensation of Agents. Each Agent shall be entitled to reasonable compensation as may be agreed from time to time between the Borrower and such Agent, for all services rendered under this Agreement and the other Financing Documents to which it is a party and such compensation, together with reimbursement of such Agent in its individual capacity (and its agency capacity) for its advances, disbursements and reasonable expenses in connection with the performance of the trust and activities provided for herein (including the reasonable fees and expenses of its agents and of counsel, accountants and other experts), shall be paid in full by the Borrower promptly following demand from such Agent, from time to time as services are rendered and expenses are incurred. All such payments made by the Borrower to any Agent, shall be made free and clear of all present and future income, stamp or other taxes, levies and withholdings imposed, assessed, levied or collected by the government of the United States of America or any political subdivision or taxing authority thereof. Except as otherwise expressly provided herein, no Lender shall have any liability for any fees, expenses or disbursements of any Agent. Upon its resignation or removal, each Agent shall be entitled to the prompt payment by the Borrower of its compensation and indemnification for the services rendered under this Agreement and the other Financing Documents to which it is a party, and to reimbursement of all reasonable out-of-pocket expenses up to the date of resignation or removal (including the reasonable fees and expenses of counsel, if any) incurred in connection with the performance of such services. The agreements in this Section 8.08 shall survive any resignation or removal of any Agent and the termination of the other provisions of this Agreement.

Section 8.09 Exculpatory Provisions. No Agent makes any representation as to the value or condition of the security interests created under the Collateral Documents or any part thereof, or as to the title of any Loan Party or as to the rights and interests granted or the security afforded by this Agreement or any other Financing Document, or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, any other Financing Document or the Obligations secured under the Collateral Documents, and no Agent (in its individual and agency capacities) shall incur any liability or responsibility in respect of any such matters.

Section 8.10 Treatment of Lenders. Each of the Agents may treat the Lenders as the holders of Senior Debt Obligations and as the absolute owners thereof for all purposes under this Agreement and the other Financing Documents unless such Agent shall receive notice to the contrary from such Lender or the Administrative Agent.

Section 8.11 Miscellaneous. (a) Instructions. The Administrative Agent shall have the right at any time to seek instructions concerning the administration of its duties and obligations hereunder or any other Financing Documents from the Lenders or any court of competent jurisdiction. In the event there is any disagreement between the other parties to this Agreement and the terms of this Agreement or any other applicable Financing Document do not unambiguously mandate the action any Agent is to take or not to take in connection therewith under the circumstances then existing, or any Agent is in doubt as to what action it is required to take or not to take, (i) such Agent (if it is not the Administrative Agent) shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Required Lenders or by order of a court of competent jurisdiction, and (ii) if such Agent is the Administrative Agent (other than with respect to Section 7.01), it shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Required Lenders or by order of a court of competent jurisdiction.

(b) No Obligation. None of the provisions of this Agreement or the other Financing Documents shall be construed to require any Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder. No Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Agreement or the other Financing Documents, at the request or direction of the Borrower, any other Loan Party or any other Agent or any Lender, (i) if any action it has been requested or directed to take would be contrary to Applicable Law, or (ii) unless such Agent shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

Section 8.12 Arranger Parties. Except as set forth in Section 7.03 of the Term B Credit Agreement, Section 7.03 of the Term C Credit Agreement and Section 9.11 of this Agreement, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “lead arranger”, “joint book runner”, “book runner”, “syndication agent”, “documentation agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Financing Document other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking action hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, No Waiver. (a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment only, the Loan Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by: (i) all of the Lenders, at any time (A) amend (1) this Section 9.01, (2) the term “Required Lenders” or “Required Term B Lenders” or (3) any other provision or definition of this Agreement relating to the percentage of consents required for any amendment, waiver or consent under this Agreement, (B) waive any condition set forth in Section 3.01, or (C) release all or a substantial portion of, or impair the priority of or the perfection of the security interest on, the Collateral; and (ii) all of the Lenders affected thereby, at any time (A postpone any date scheduled for any payment required to be made hereunder or under the Security and Intercreditor Agreement, (B) alter any provision of this Agreement requiring the pro rata sharing of payments among the Lenders, (C) change the order of application of any prepayments of Advances from the application thereof contemplated by Section 2.04 of this Agreement or Section 2.05 of the Security and Intercreditor Agreement, (D) amend or waive any provision of Section 6.04, and (E) limit the liability of the Borrower hereunder or under any of the Notes; provided further that that no amendment, waiver or consent shall, (i) unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Financing Documents, (ii) unless in writing and signed by the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Collateral Agent under this Agreement or the other Financing Documents, or (iii) unless in writing and signed by the Intercreditor Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Intercreditor Agent under this Agreement or the other Financing Documents.

(b) (i) The Administrative Agent shall not enter into any amendment or waiver of any provision of the Security and Intercreditor Agreement or any other Collateral Document, nor consent to any departure by any Loan Party party thereto therefrom, other than (A) the SIA Amendment, as to which each of the Lenders hereby authorizes the Administrative Agent to execute on the Closing Date on its behalf, (B) to the extent that any such amendment, waiver or consent would (1) amend any provision or definition of the Security and Intercreditor Agreement or other Collateral Document relating to the percentage of consents required for any amendment, waiver or consent under the Security and Intercreditor Agreement or such other Collateral Document, as the case may be, (2) release all or a substantial portion of, or impair the priority of or the perfection of the security interest in the Collateral, or (3) limit the liability of any Loan Party under the Security and Intercreditor Agreement or any other Collateral Document, other than with the written consent of each Lender, (C) to the extent that any such amendment, waiver or consent would (1) alter any provision relating to the allocation or ratable sharing of any payments to be made under the Security and Intercreditor Agreement or any other Collateral Document or (2) change the order of application of prepayment of Advances from the application thereof contemplated by Section 2.05 of the Security and Intercreditor Agreement, other than with the written consent of each Lender affected thereby, or (D) any amendment, waiver or consent as to any matter not contemplated by clauses (A), (B) or (C), with the written consent of the Required Lenders and (ii) each Lender hereby agrees and acknowledges for the benefit of each other Lender that notwithstanding anything to the contrary in any Financing Document, its consent to any amendment, modification or waiver of any provision of the Security and Intercreditor Agreement or any other Collateral Document or any consent to any departure thereform by any Loan Party party thereto is conditioned on the Administrative Agent’s receipt of the requisite consents set forth in the foregoing clause (i).

(c) Except as otherwise specifically provided in this Agreement or any other Financing Document, the Lenders may amend, modify, terminate, change or waive, or consent or agree to any amendment, modification, termination, change or waiver of, any provision of any other Financing Document to which they are a party in accordance with the terms thereof.

Section 9.02 Notices, Etc. (a) Notices and other communications provided for hereunder or under the Credit Agreements shall be either (i) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied or otherwise delivered or (ii) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Borrower or any other Loan Party, at its address at Allegheny Energy Supply Company, LLC, 800 Cabin Hill Drive, Greensburg, PA 15601, Fax: (724) 830-5151, Attention: General Counsel and Chief Financial Officer; if to any Lender, to the address specified in the applicable Credit Agreement; and if to the Administrative Agent, at its address at Two Penns Way, New Castle, DE 19720; Attention: Bank Loan Syndications Department; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.04 shall be delivered to the Administrative Agent as specified in Section 9.02(b) or as otherwise specified to the Borrower by the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement, the Credit Agreements or the Notes or of any Exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to it all information, documents and other materials that it is obligated to furnish to it pursuant to the Financing Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under the Credit Agreements prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement, the Credit Agreements and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 9.03 No Waiver, Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Financing Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.04 Indemnity and Expenses. (a) The Borrower agrees to pay within 30 days (or earlier if, and to the extent, required under Article III) after the presentation of an invoice all reasonable third-party costs and expenses of (i) the Agents in connection with the administration of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (but without duplication of such obligation under any other Financing Document) and (ii) the Agents and the Arranger Parties in connection with the preparation, negotiation, execution and delivery of this Agreement, the Credit Agreements, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit expenses and, where appropriate, registration of all Financing Documents and (B) the reasonable fees and expenses of counsel for the Agents. The Borrower further agrees to pay on demand all costs and expenses of each Agent, each Arranger Party and each Lender, if any (including reasonable counsel fees and expenses), in connection with (1) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Credit Agreements, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including reasonable fees and expenses of counsel for each Agent, each Arranger Party and each Lender; (2) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of any Loan Party, (3) the exercise or enforcement of any of the rights of any Agent, Arranger Party or Lender under any Financing Document; (4) the failure by such Loan Party to perform or observe any of the provisions hereof; and (5) any amendments, modifications, waivers or consents required or requested under the Financing Documents.

(b) Each Loan Party agrees to indemnify and hold harmless each Agent, each Arranger Party and each Lender and each of its Affiliates and their respective officers, directors, employees, agents, trustees, attorneys and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) or relating to (i) execution, amendment or administration of this Agreement, the other Financing Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances, or (ii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Loan Party agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Financing Documents or any of the transactions contemplated by the Financing Documents.

(c) The indemnities provided by each Loan Party pursuant to this Agreement shall survive the expiration, cancellation, termination or modification of this Agreement or the other Financing Documents, the resignation or removal of an Agent, and the provision of any subsequent or additional indemnity by any person.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Financing Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.02, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law (including PUHCA), to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final), other than any Pledged Account or the Controlled Accounts, at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Financing Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 9.06 Binding Effect. This Agreement shall become effective at such time as it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.07 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.08 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.11 Confidentiality. (a) Neither any Agent, any Arranger Party nor any Lender may, without the prior written consent of the Borrower, disclose to any Person (i) any confidential, proprietary or non-public information of the Borrower furnished to the Agents, the Arranger Parties or the Lenders by the Borrower (such information being referred to collectively herein as the “Confidential Information”) or (ii) the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the Confidential Information, in each case except as permitted by Section 8.07 of each Credit Agreement or this Section 9.11 and except that each of the Agents, each of the Arranger Parties and each of the Lenders may disclose Confidential Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors (collectively, “Representatives”) who need to know the Confidential Information for the purpose of administering or enforcing its rights under this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby or for the discharge of their duties (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority having jurisdiction over it or to the extent necessary for purposes of enforcing this Agreement or any other Financing Document, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any pledgee or assignee of or participant in, or any prospective assignee or pledgee of or participant in, any of its rights or obligations under this Agreement including, in the case of any securitization or collateralization of, or other similar transaction relating to, its Commitments by any Lender, disclosure to any necessary Person in connection with such securitization, collateralization or other transaction (including any funding vehicle organized to undertake or effectuate such securitization, collateralization or other transaction, its lenders, sureties, reinsurers, swap counterparties, guarantors or credit liquidity enhancers, their respective directors, officers, and advisors, and any rating agency) so long as the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and such Persons have agreed in writing (or with respect to any rating agency, in writing or otherwise) to keep such Confidential Information confidential on substantially the same terms as provided herein, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.11 by such Agent, such Arranger Party or such Lender, or (B) is or becomes available to such Agent, such Arranger Party or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.

(b) Neither any Agent, any Arranger Party nor any Lender shall, without the prior written consent of the Borrower, use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby.

(c) Notwithstanding the foregoing, any of the parties hereto may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and the other Financing Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such U.S. tax treatment and U.S. tax structure.

(d) In the event that any Agent, any Arranger Party or any Lender becomes legally compelled to disclose any of the Confidential Information otherwise than as contemplated by Section 9.11(a), such Agent, such Arranger Party or such Lender shall provide the Borrower with notice of such event promptly upon its obtaining knowledge thereof (provided that it is not otherwise prohibited by Applicable Law from giving such notice) so that the Borrower may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, such Agent, such Arranger Party or such Lender shall furnish only that portion of the Confidential Information that it is legally required to furnish and shall cooperate with the Borrower’s counsel to enable the Borrower to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e) In the event of any breach of this Section 9.11, the Borrower shall be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to it at law or in equity.

(f) Neither any Agent, any Arranger Party nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates (insofar as such announcement, advertisement, statement or communication relates to the Borrower or the transactions contemplated hereby) or this Agreement or the transactions contemplated hereby without the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed).

(g) The obligations of each Agent, each Arranger Party and each Lender under this Section 9.11 shall survive for a period of one year following the termination or expiration of this Agreement.

Section 9.12 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, each Indemnified Party and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement; provided that each Indemnified Party and its successors and assigns shall not have any benefit or any legal or equitable right or remedy under this Agreement other than as provided by Section 9.04(b).

Section 9.13 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.14 Limitations. (a) The obligations, liabilities or responsibilities of any party hereunder shall be limited to those obligations, liabilities or responsibilities expressly set forth and attributed to such party pursuant to this Agreement or otherwise applicable under Applicable Law.

(b) In no event shall any Indemnified Party be liable for, and each Loan Party hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Notes, this Agreement, the other Financing Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances..

Section 9.15 Survival. Notwithstanding anything in this Agreement to the contrary, Sections 8.05, 8.08, 8.12, 9.04, 9.08, 9.09, 9.10 and 9.15 shall survive any termination of this Agreement. In addition, each representation and warranty made or deemed to be made hereunder shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance or making any payment pursuant thereto, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

Section 9.16 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Borrower

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY ENERGY SUPPLY CAPITAL, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY ENERGY SUPPLY GLEASON GENERATING FACILITY, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY ENERGY SUPPLY LINCOLN GENERATING FACILITY, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY ENERGY SUPPLY WHEATLAND GENERATING FACILITY, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ACADIA BAY ENERGY COMPANY, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

LAKE ACQUISITION COMPANY, L.L.C., as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

ALLEGHENY TRADING FINANCE COMPANY LLC, as Loan Party

By:	/s/ Regis F. Binder
Title:	Treasurer

CITICORP NORTH AMERICA, INC., as Term B Lender, Term C Lender, and Administrative Agent

By:	/s/ Authorised Signatory
Title:	VP

CITIBANK, N.A., as Collateral Agent

By:	/s/ Authorized Signatory
Title:	Assistant Vice President

CITIBANK, N.A., as Intercreditor Agent

By:	/s/ Robert J. Harrity, Jr.
Title:	Managing Director